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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-120379

Subject to Completion, dated December 7, 2004

The information in this prospectus supplement is not complete and may be changed. The registration statement filed with the Securities and Exchange Commission is effective. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS SUPPLEMENT
(To Prospectus dated December 6, 2004)

1,362,860 Shares

Serologicals Corporation

Common Stock

The selling stockholders named elsewhere in this prospectus supplement are offering all of the 1,362,860 shares of our common stock to be sold in this offering. We are offering, by means of a separate prospectus supplement, 4,200,000 shares of our common stock (plus up to an additional 630,000 shares of our common stock, solely to cover over-allotments) for sale in an offering that is being conducted concurrently with the offering by the selling stockholders. The selling stockholders will not receive any of the proceeds from the sale of shares by us. We will not receive any proceeds from the sale of common stock by the selling stockholders. The underwriters who have agreed to purchase the shares the selling stockholders are offering to sell have also agreed to purchase the shares we are offering to sell. The underwriters will pay the same price to us and the selling stockholders.

Our common stock is listed on the Nasdaq National Market under the symbol "SERO." On December 6, 2004, the last reported sale price of our common stock on the Nasdaq National Market was $23.83.

	Per share	Total

Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to the selling stockholders	$	$

Investing in our securities involves certain risks. See "Risk Factors" beginning on page 5 of the accompanying prospectus and those risks discussed on page S-9 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares on or about                         , 2004.

JPMorgan
Banc of America Securities LLC
Pacific Growth Equities, LLC

                         , 2004

Prospectus supplement

Prospectus

S-i

About this prospectus supplement

In this prospectus supplement, we refer to the Company and its subsidiaries as "Serologicals," "we," "us" and "our", and we also refer to Upstate Group, Inc., Chemicon International, Inc. and Intergen Biodiagnostics, Inc. as "Upstate," "Chemicon" and "Intergen," respectively, in each case except where the context otherwise requires or as otherwise indicated. References in this prospectus supplement to our common stock include the associated preferred stock purchase rights pursuant to our stockholder rights plan.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with information that is different. This prospectus supplement is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful. You should not assume that the information we have included in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of this prospectus supplement or the accompanying prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference regardless of the time of delivery of this prospectus supplement or of any such shares of our common stock.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering of common stock. This prospectus supplement adds to, updates and changes information contained in the accompanying prospectus and the information incorporated by reference. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document incorporated by reference, the information in this prospectus supplement shall control.

S-ii

Prospectus supplement summary

The following summary provides an overview of information about us and the terms of this offering. The purpose of the information that appears in this summary is to provide you with a basic understanding of our business and the industry in which we operate and an overview of the terms of this offering. This summary is qualified in its entirety by the more detailed information, including our consolidated financial statements and related notes, included or incorporated by reference in this prospectus supplement and the accompanying prospectus. You should carefully consider the entire prospectus supplement and the accompanying prospectus, including the "Risk Factors" section contained in the accompanying prospectus and other risks discussed in this prospectus supplement, before making an investment decision.

Our company

We are a global provider of biological products, enabling technologies and services to a diverse customer base that includes major life science companies and leading research institutions. Our customers use our products, technologies and services in a wide variety of their activities, including basic research, drug discovery, diagnosis and biomanufacturing. Our products, technologies and services are essential tools for research in key disciplines, including neurology, oncology, hematology, immunology, cardiology, proteomics, infectious diseases, cell signaling and molecular biology. In addition, we believe we are the world's leading provider of monoclonal antibodies for the blood typing industry.

In 2001, we embarked on a strategy of focusing on businesses with higher growth rates and higher margins than our historical core business. We enhanced our cell culture operations with our 2001 acquisition of Intergen, a cell culture company, and established our presence in the life sciences research market with our 2003 acquisition of Chemicon, a leading life sciences research provider. We divested our therapeutics plasma business, which was our historical core business, effective December 28, 2003. We acquired Upstate in October 2004 as the latest step in our strategic redirection.

The Upstate acquisition reinforces and expands our relationships within the life sciences research market and provides us with a leading platform in the drug screening and target validation segments of this market. Upstate is a leading supplier of tools for kinase research and a leading provider of drug discovery services to pharmaceutical companies seeking to develop drugs based on kinase biology. As a result of our strategic redirection, we believe we are well positioned to take advantage of the strong growth potential of the markets in which we compete. During the period of 2000 through 2003, revenue and earnings per share from our continuing operations grew at compound annual growth rates of 48% and 39%, respectively.

Our markets

We compete primarily in the life sciences research and biomanufacturing markets. We also compete in a niche segment of the diagnostics market. The principal end users in the life sciences research market are academic and institutional research laboratories, as well as research departments at both biotechnology and pharmaceutical companies. The research laboratories and departments include those operated by universities, medical research centers and governmental institutions where researchers typically conduct small scale experiments in basic molecular and cellular biology. The other principal laboratories in this market are operated by biotechnology and pharmaceutical companies in which researchers conduct small scale experiments and large scale operations, such as drug screening and target validation, and typically have a commercial focus.

We acquired Upstate in order to enter the drug screening and drug target validation segment of the life sciences research market. This segment consists of developers of therapeutic agents that conduct screening and target validation to determine the efficacy of a particular agent against a particular biological process. The market for drug screening and drug target validation products and services has grown significantly. We believe the market will continue to experience significant growth as researchers discover new potential therapeutic agents and new biological processes against which to screen them. New drug development requires a significant investment of time and money. As a result, we expect drug researchers will increase outsourcing of the drug screening and drug validation processes. Industry sources estimate that total annual sales in the research reagents market are approximately $3.5 billion and that the market for life sciences research products is expected to grow between 8% and 12% annually.

The biomanufacturing market consists of biotechnology and pharmaceutical companies that use cell culture products to grow mammalian or insect cells for either research or production of commercial quantities of proteins. Cell culture products include sera, media and supplements. As the number of biological therapeutic drugs increases, we expect the demand for cell culture products and services to increase. Currently, there are over 2,200 biological therapeutics in clinical development. According to industry estimates, total annual sales of the cell culture market were approximately $850 million during 2003, with the market expected to grow at an annual rate of approximately 10% to 16% through 2006.

We also compete in the blood typing segment of the diagnostics market. This market segment consists of blood banks and hospital transfusion services that use monoclonal antibodies to assure blood-type compatibility. According to industry estimates, the blood typing segment of this market has approximately $250 million of annual sales and is growing at an annual rate of approximately 5% to 10%.

Our segments

We are organized into three operating segments: research, cell culture and diagnostics.

Research.    We sell a broad range of research products, including specialty reagents, kits, antibodies and molecular biology tools, to research customers working in the areas of neuroscience, infectious disease, oncology, stem cells and cell signaling. We are also a leading supplier of monoclonal antibodies, conjugates, antibody blends and molecular biology-based detection kits for use in diagnostic laboratories. As a result of our acquisition of Upstate, we are one of the leading suppliers of tools for kinase research and one of the leading providers of drug discovery services to pharmaceutical companies targeting kinase biology-based drugs. We market our research products under our Chemicon™ and Upstate™ brand names. Our research products segment is one of the largest producers of research reagents in the world based on revenues. On a pro forma basis after giving effect to our acquisition of Upstate, this segment accounted for approximately $80 million, or 50%, of our revenue for the nine months ended September 26, 2004.

Cell Culture.    We sell a variety of cell culture products, including highly purified proteins and tissue culture media components. These products are used primarily by biopharmaceutical and biotechnology companies as nutrient additives in cell culture media. Our most significant product within the cell culture segment is EX-CYTE®, a patented serum-free solution of cholesterol, lipoproteins and fatty acids. EX-CYTE® is used, in combination with other cell culture supplements, to reduce or replace animal serum in cell culture processes. We believe that EX-CYTE® is superior to animal serum because it is less expensive and significantly reduces the risk of bovine contaminants, such as bovine spongiform encephalitis, or mad-cow disease. As a result of these advantages, EX-CYTE® was the single largest branded product in the serum-free marketplace, in terms of revenue, in 2002 and 2003 and the first nine months of 2004. We sold approximately $30 million of this product in 2003. We also provide a range of serum-based products in this segment, including bovine serum albumin, for which we are the world's leading supplier, and fetal bovine serum. We also sell recombinant human insulin to our cell culture customers for use as a media supplement. In addition, we provide contract research services to our cell culture products customers in the areas of cell-line optimization and media formulation. On a pro forma basis after giving effect to our acquisition of Upstate, our cell culture products and services segment accounted for approximately $58 million, or 36%, of our revenue for the nine months ended September 26, 2004.

Diagnostics.    Our diagnostics products segment manufactures monoclonal antibodies that are used in products such as blood typing reagents and in controls for diagnostic tests for certain infectious diseases. Our products are made with over 50 cell lines and comprise one of the world's most comprehensive range of commercially available human monoclonal antibodies for blood grouping. We believe that sales of our blood typing monoclonal antibodies account for approximately 70% of the worldwide market for such products and that we operate the world's largest monoclonal plant for diagnostic antibodies in terms of the volume of products manufactured. On a pro forma basis after giving effect to our acquisition of Upstate, our diagnostics products segment accounted for approximately $23 million, or 14%, of our revenue for the nine months ended September 26, 2004.

Our strategy

Our primary business strategies are to:

Focus on High Value Products and Complementary Services.    We develop value-added products by:

•
Obtaining intellectual property protection for our products. As a result of our efforts to increase our intellectual property portfolio, over 50% of our revenues in fiscal 2003 were derived from products that are licensed, patented or proprietary in nature. We expect to accelerate our research and our new product development efforts by targeting research and development spending at 10% of our gross revenues. We will continue to seek intellectual property protection for new products as we determine to be appropriate.

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Focusing on the provision of services to our customers as a means of adding value to our products. For example, our acquisition of Upstate now enables us to provide a broad range of drug discovery and screening services. We intend to expand our offerings to include services using our other research reagents, such as our range of recently introduced genome protein coupled receptors. In addition, our custom research services operation offers cell-line optimization services to customers of our cell culture products. Such services include development of custom cell culture media designed for the customer's specific applications.

•
Actively in-licensing new technologies from academic and government institutions, as well as biotechnology and pharmaceutical companies. We use licensed technologies to create new products, including high value kits, many of which address bottlenecks in the research or drug discovery laboratories.

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Packaging combinations of products into kits and combining our cell culture products into formulations designed to optimize growth of specified cell lines.

Promote Organic Growth.    We maintain a strong focus on internal product innovation and organic growth. We employ a rigorous new product development process that resulted in the introduction of over 600 new research products during 2003. Our average first-year revenue from new products introduced in 2003 increased by approximately 61% over average first-year revenue from products introduced in 2002. In addition, Upstate introduced over 700 research products during the same period. Our new product development teams work with our research and development personnel to identify licensing opportunities that could result in new products. In our cell culture products and services segment, we devote considerable research and development efforts to the development of unique cell culture supplement formulations. EX-CYTE® has been incorporated into the manufacturing protocol of four FDA-approved biological drugs and is currently being investigated for use in over 40 biological therapeutics currently in pre-clinical through phase III development. In addition, we have implemented evaluation programs to encourage new and existing customers to test EX-CYTE® in product development activities. During the first six months of 2004, approximately 300 new evaluations using EX-CYTE® were launched.

Continue Margin Improvement.    We focus on margin improvement by:

•
Creating incentives for our sales force to concentrate on sales of higher margin products and removing low margin products from our offerings.

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Implementing shared best practices across all of our lines of business, particularly in the areas of manufacturing and quality control. For example, we implemented a lean manufacturing initiative in our cell culture products and services segment in fiscal 2003 to target cost reductions. Cost reduction programs include improving several manufacturing processes to reduce cycle times, reducing the cost of raw materials through improved vendor relationships, streamlining spare parts and materials purchasing procedures and streamlining quality control testing procedures.

•
Implementing more stringent quality controls. By implementing such controls, we reduced the number of defective lots of diagnostic products and cell culture supplement products during fiscal 2003.

We believe the Upstate acquisition will create additional opportunities for revenue growth and margin improvement. For example, we expect to be able to increase revenue through increased utilization of our sales forces and cross-selling opportunities, reduce administrative expenses in our research products business by eliminating duplicate functions and facilities and use our existing sales force to supplant Upstate's network of third-party distributors.

Enter into Strategic Acquisitions.    We seek to make selective acquisitions of other companies with products and technologies, trusted brand names, strong market positions and strong intellectual property positions that complement our existing business lines. Our focus is primarily on acquisitions in the research products and services segment, where only a handful of companies generate in excess of $50 million in annual revenues.

Recent developments

Acquisition of Upstate.    On October 14, 2004, we completed our acquisition of Upstate for $205 million, consisting of $102.5 million in cash and approximately 4.3 million shares of our common stock. We obtained the cash portion of the purchase price from a new credit agreement, which is described below. Upstate, which we intend to operate within our research products and services segment, is headquartered in Charlottesville, Virginia and operates major facilities in Lake Placid, New York and Dundee, Scotland. For the nine months ended September 30, 2004, Upstate generated revenues of approximately $40.7 million and pre-tax income of approximately $2.8 million.

We have begun our analysis of the operating synergies that may be realized from the integration of our Chemicon and Upstate subsidiaries. We expect to complete this analysis during the fourth quarter of 2004 and to begin implementing our integration plan during the first quarter of 2005. We currently expect to realize a positive impact of approximately $4 million in operating income in the first year after completion of the Upstate acquisition through increased sales as the result of better utilization of sales and marketing personnel, the elimination of redundant facilities, the termination of Upstate's distributor agreements in areas where Chemicon has sales personnel and the rationalization of the administrative functions of our Chemicon and Upstate subsidiaries.

Pursuant to a registration rights agreement, we filed the registration statement including the attached prospectus on November 10, 2004 relating to the shares of common stock issued in the Upstate acquisition. The registration statement was declared effective on December 6, 2004. The holders of shares of our common stock issued in the Upstate acquisition are entitled to sell their shares from time to time pursuant to that registration statement. The selling stockholders are selling the shares of our common stock offered by this prospectus supplement pursuant to that registration statement.

New Credit Facility.    We borrowed approximately $80 million of the cash portion of the purchase price for Upstate pursuant to a new credit facility that we entered into simultaneously with the acquisition. The credit facility, which replaced in its entirety our former revolving credit facility, was extended to us by a syndicate of financial institutions, including JPMorgan Chase Bank, as administrative agent, and Bank of America, N.A., as syndication agent. The credit facility provides for aggregate borrowings by us of up to $125 million, consisting of a five-year $45 million revolving credit facility and a seven-year $80 million term loan. We intend to use the proceeds of the offering of our shares of common stock that we are conducting concurrently with this offering to repay in whole or in part the indebtedness outstanding under the credit facility.

Corporate information

We are a Delaware corporation incorporated in 1994. Our principal executive offices are located at 5655 Spalding Drive, Norcross, Georgia 30092, and our telephone number is (678) 728-2000. We maintain a website at www.serologicals.com. The reference to our website does not constitute incorporation by reference of the information contained at the website.

The offering

Shares of common stock offered by the selling stockholders: 1,362,860 shares

Nasdaq National Market symbol: SERO

Use of proceeds

The selling stockholders will receive all of the proceeds from the sale of the shares in this offering. We will not receive any of the proceeds from the sale of the shares in this offering. See "Use of Proceeds."

The concurrent offering

We are offering 4,200,000 shares of our common stock for sale in an offering that is being conducted concurrently with this offering. In addition, we have granted the underwriters of our offering a 30-day option to purchase up to 630,000 additional shares to cover any over allotments. The underwriters who have agreed to purchase the shares the selling stockholders are offering to sell have also agreed to purchase the shares we are offering to sell in the concurrent offering. The underwriters will pay the same price to us and the selling stockholders.

We intend to use the proceeds from the sale of shares of our common stock in the concurrent offering to repay outstanding indebtedness under our credit facility and for general corporate purposes. We have agreed with the selling stockholders that, if not all of the shares we are offering and they are offering are sold, the shares sold will be allocated as follows:

•
First, the selling stockholders will not be entitled to sell any shares until the net proceeds (after deduction of underwriting discounts and commissions, but before deduction of offering expenses) to us from our offering of shares in the concurrent offering equals $80,000,000;

•
Second, the selling stockholders will be entitled to sell shares on a pro rata basis based on the total number of shares being offered by each selling stockholder, until the selling stockholders have sold all of the shares being offered by them; and

•
Third, we will be entitled to sell any shares in excess of those sold pursuant to the two clauses above (including any shares sold pursuant to the over-allotment option, regardless of whether the selling stockholders sell all of the shares they are offering pursuant to the second clause above).

Following our offering, there will be 33,821,620 shares of our common stock outstanding, based on the number of shares of our common stock outstanding on December 6, 2004 and excluding:

•
2,697,248 shares of common stock reserved for the exercise of options outstanding at a weighted average exercise price of $15.38 per share;

•
1,241,624 shares of common stock reserved for issuance under our stock option plans; and

•
8,789,729 shares of common stock reserved for issuance upon conversion of our 4.75% convertible senior subordinated debentures due 2033.

Unless otherwise noted, the information in this prospectus supplement assumes that the underwriters' over-allotment option will not be exercised.

Summary financial data

The following summary historical financial and other data as of and for the fiscal years ended December 28, 2003, December 29, 2002 and December 30, 2001 were derived from our audited consolidated financial statements incorporated by reference in this prospectus supplement. The summary historical financial data as of September 26, 2004 and for the nine months ended September 26, 2004 and September 28, 2003 were derived from our unaudited condensed consolidated financial statements incorporated by reference in this prospectus supplement and, in our opinion, reflect all adjustments, consisting of normal accruals, necessary for a fair presentation of the data for those periods. Our results of operations for the nine months ended September 26, 2004 may not be indicative of results that may be expected for the full year.

The following unaudited summary pro forma financial and other data for the year ended December 28, 2003 and as of the nine months ended September 26, 2004 are based on our historical consolidated financial statements and those of Upstate Group, Inc. and subsidiaries. The unaudited pro forma combined balance sheet data give effect to the Upstate Acquisition as if it occurred on September 26, 2004 and the unaudited pro forma combined statements of income data give effect to the Upstate acquisition as if it occurred on the first day of the relevant period.

The unaudited pro forma financial and other data are based upon available information and certain assumptions that we believe are reasonable. The unaudited summary pro forma financial and other data are provided for informational purposes only and do not purport to represent what our financial position and results of operations would actually have been had the Upstate acquisition in fact occurred on such dates or to project our financial position or results of operations for any future period.

The summary financial data set forth below should be read in conjunction with "Unaudited pro forma combined financial information" included elsewhere in this prospectus supplement, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto incorporated by reference in this prospectus supplement.

	Nine months ended			Fiscal year
	September 26, 2004		September 28, 2003	2003		2002	2001
(in thousands, except ratios and per share data)	Consolidated pro forma	Historical	Historical	Consolidated pro forma	Historical	Historical	Historical

	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Statement of income data:
Net sales	$167,252	$126,761	$100,555	$190,784	$146,915	$99,289	$53,564
Cost of Sales	69,095	57,379	46,276	78,757	65,675	47,076	22,878

Gross profit	98,157	69,382	54,279	112,027	81,240	52,213	30,686
Operating income	24,652	23,177	15,470	21,298	26,405	9,970	8,535
Other expense (income), net	(309)	(231)	248	125	180	31	72
Interest expense (income), net	5,868	2,945	2,953	7,950	4,129	(398)	(1,139)
Income from continuing operations before income taxes	19,093	20,463	7,777	8,544	17,604	10,337	9,602
Provision (benefit) for income taxes	5,919	6,343	2,725	3,653	5,537	3,617	3,380

Net income from continuing operations	$13,174	$14,120	$5,052	$4,891	$12,067	$6,720	$6,222
Net Income from continuing operations per common share:
Basic	$0.45	$0.57	$0.21	$0.17	$0.49	$0.28	$0.26
Diluted	0.38	0.48	0.20	0.17	0.48	0.27	0.26
Weighted average common and common equivalent shares outstanding
Basic	29,277	24,943	24,502	28,883	24,549	24,357	23,749
Diluted	38,639	34,306	24,874	29,294	24,960	24,837	24,439

	As of September 26, 2004		As of
(in thousands)	Consolidated pro forma	Historical	December 28, 2003	December 29, 2002	December 30, 2001

	(unaudited)
Balance sheet data:
Cash and cash equivalents	$26,555	$50,357	$48,564	$15,242	$10,780
Total assets	588,193	379,372	358,178	191,165	175,338
Long-term debt and capital lease obligations, less current maturities	212,770	132,244	130,916	—	1,451
Stockholders' equity	296,961	197,843	178,972	170,370	152,475

Forward-looking statements

This prospectus supplement and the accompany prospectus contain certain "forward-looking statements," within the meaning of the Private Securities Litigation Reform Act of 1995, about our company that are subject to risks and uncertainties. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements may be identified by the use of words such as "may," "will," "expect," "anticipate," "intend," "estimate," "plan," "believe," or "continue" and other words of similar meaning or future or conditional verbs such as "will," "should," "would," and "could." Forward-looking statements include discussions of our expected business outlook, future operations, financial performance, pending acquisitions, financial strategies, future working capital needs and projected industry trends, as well as our strategies for growth, product development, regulatory approvals and compliance, market position and expenditures.

You should not place undue reliance on any forward-looking statements. Forward-looking statements are only predictions and are not guarantees of performance. Forward-looking statements are based on current expectations of future events and are based on our current views and assumptions regarding future events and operating performance. These assumptions could prove inaccurate, or unknown risks or uncertainties could materialize, which could cause our actual results to differ materially from our expectations or predictions. Many of these factors are beyond our ability to control or predict. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update any of them in light of new information or future events.

All forward-looking statements contained in this prospectus supplement and the accompanying prospectus are qualified in their entirety by reference to the factors discussed throughout this prospectus supplement and the accompanying prospectus. The following cautionary statements identify important factors that could cause our actual results to differ materially from those discussed in the forward-looking statements made in this prospectus supplement and the accompanying prospectus. Among the factors that could cause our actual results to differ materially are:

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our ability to implement our growth strategy;

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our ability to manage our growth and expansion;

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our ability to raise capital;

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our ability to find acceptable acquisitions in the future and to integrate and manage them;

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our ability to compete effectively within our industry;

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the availability and cost of raw materials;

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our dependence on the success of the customers of our EX-CYTE® product in developing and marketing new drugs using the product;

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our dependence on a supply of recombinant human insulin from a third party for a significant portion of the revenues in our cell culture products and services segment;

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our ability to comply with governmental, customer and industry laws, regulations and guidelines, including those related to environmental compliance and remediation;

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our ability to identify new commercial product opportunities and develop and introduce new products and technologies;

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our ability to protect our intellectual property;

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the effect on our results of operations of the loss of any significant customers or reduced orders from significant customers, including reductions or delays in research and development budgets and in government funding on which our customers may depend;

•
adoption of, or changes in, domestic and foreign laws and regulations that could affect our ability to maintain existing regulatory licenses and approvals;

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risks associated with transfer pricing issues and other tax issues arising as a result of operations in multiple taxing jurisdictions; and

•
risks associated with our international operations.

In addition to the risk factors discussed in the accompanying prospectus, you should also consider the following additional risks when investing in our common stock.

We face considerable business and financial risks in our acquisition of Upstate Group, Inc.

On October 14, 2004, we completed the acquisition of Upstate for $205 million. The acquisition of Upstate required a substantial expenditure and involves substantial risks on our part. For a variety of reasons, we cannot assure you that the acquisition of Upstate will produce the revenues, earnings or business synergies that we anticipate, or that it will perform as expected. The reasons for our uncertainty include:

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potential difficulties in the integration of Upstate's operations, technologies, products and personnel;

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potential loss of key employees;

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potential diversion of management's attention away from other business concerns; and

•
potential unanticipated expenses of any undisclosed or potential legal liabilities of Upstate.

Any one or a combination of these factors may cause our revenues or earnings to decline. Furthermore, despite the strong growth Upstate demonstrated as an independent company prior to the acquisition, we cannot be sure that the business will continue to have strong growth after the acquisition.

Future sales of our common stock may cause our stock price to decline.

On November 10, 2004, we filed the registration statement including the attached prospectus. The registration statement relates to approximately 4.3 million shares of our common stock issued in connection with our acquisition of Upstate. The registration statement was declared effective on December 6, 2004. The selling stockholders are selling their shares of our common stock in this offering pursuant to that registration statement. We understand that some of the stockholders have engaged or may engage in hedging transactions relating to our common stock with investment banks and other institutions, including, subject to compliance with applicable securities laws and regulations, the underwriters or their affiliates. The hedging transactions could occur prior to or following the pricing of our offering and the concurrent offering. Sales of or hedging transactions with respect to substantial amounts of our common stock in the public market following this offering by stockholders holding these shares or other sales by us, or the perception that these sales or hedging transactions might occur, could lower the market price for our common stock.

Our executive officers and directors and Healthcare Ventures V, L.P., a stockholder that received 847,752 shares of our common stock in the Upstate acquisition, have agreed under lock-up agreements that, for a period of 90 days from the date of this prospectus supplement, in the case of our executive officers and directors, and for a period ending on January 5, 2005, in the case of Healthcare Ventures V, L.P., they will not, without the prior written consent of J.P. Morgan Securities Inc., pledge, sell, contract to sell or otherwise transfer or dispose of any shares of common stock or any securities which may be converted into or exchanged for any shares of our common stock, subject to certain exceptions, including pursuant to plans under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. In addition, J.P. Morgan Securities Inc. has agreed that Mr. Ian Ratcliffe, President of Upstate, may sell or otherwise dispose of up to 42,906 shares of our common stock. J.P. Morgan Securities Inc. may release any of the securities subject to these lock-up agreements at any time without notice.

Our EX-CYTE® product sales are driven by market demand for therapeutic drugs that we do not manufacture or sell. If such drugs are not commercially successful, the companies that manufacture them will not purchase EX-CYTE®, and our results of operations may be materially adversely affected.

EX-CYTE® is our most significant product within our cell culture segment. The majority of our sales of EX-CYTE® are to companies with approved, marketed drugs, or with drugs in advanced phases of clinical trials. Reduced demand or acceptance, or delays or denial of approval of the underlying pharmaceutical product could adversely impact the demand for EX-CYTE® and adversely affect our results of operations.

Demand for EX-CYTE® has been flat for the past three years. As a result, the demand is substantially lower than we forecast when we decided to construct our new manufacturing facility in Lawrence, Kansas. If we were to commence operations as originally planned at our new plant, our capacity to manufacture the product would exceed current demand. To address this situation, we may decide to delay the commencement of commercial production of EX-CYTE® at our Lawrence plant or otherwise evaluate how to efficiently manage capacity at both our Lawrence and Kankakee, Illinois facilities. We will re-evaluate demand for the product during 2005. There is a risk that we could be required to record an impairment charge with respect to our investment in the plant. The charge could have a material adverse effect on our business, results of operations and financial condition.

Use of proceeds

The selling stockholders will receive all of the proceeds from the sale of the shares in this offering. We will not receive any of the proceeds from this offering.

We are offering 4,200,000 shares of our common stock (plus up to an additional 630,000 shares of our common stock, solely to cover over-allotments) for sale in an offering that is being conducted concurrently with this offering. We estimate that our net proceeds from our concurrent offering will be approximately $95 million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. This number is based on an assumed public offering price of $23.83 per share and does not include any exercise of the over-allotment option that we have granted to the underwriters in the concurrent offering. We intend to use the proceeds from the sale of the shares in our concurrent offering to repay $80.0 million of outstanding indebtedness under our credit facility and for general corporate purposes. The selling stockholders will not receive any of the proceeds from the sale of shares by us.

As of the date of this prospectus supplement, we had $80.0 million outstanding under the term loan portion of our credit facility, which bore interest at 4.39%. As of the date of this prospectus supplement, we had not borrowed any amounts pursuant to the revolving loan portion of our credit facility. The revolving loan and term loan are scheduled to mature on October 14, 2011. We incurred the outstanding indebtedness under our credit facility in connection with the payment of the cash portion of the consideration paid in the Upstate acquisition. JPMorgan Chase Bank, an affiliate of J.P. Morgan Securities Inc., is the administrative agent and a lender under our credit facility and will receive a portion of the amounts to be repaid under the credit facility from the proceeds of this offering.

We have agreed with the selling stockholders that, if not all of the shares we are offering and they are offering are sold, the shares sold will be allocated as follows:

•
First, the selling stockholders will not be entitled to sell any shares until the net proceeds (after deduction of underwriting discounts and commissions, but before deduction of offering expenses) to us from our offering of shares in the concurrent offering equals $80,000,000;

•
Second, the selling stockholders will be entitled to sell shares on a pro rata basis based on the total number of shares being offered by each selling stockholder, until the selling stockholders have sold all of the shares being offered by them; and

•
Third, we will be entitled to sell any shares in excess of those sold pursuant to the two clauses above (including any shares sold pursuant to the over-allotment option, regardless of whether the selling stockholders sell all of the shares they are offering pursuant to the second clause above).

Price range of common stock and dividend policy

Our common stock is listed on the Nasdaq National Market under the symbol "SERO."

The following table shows, for the periods indicated, the high and low sale prices per share for our common stock on the Nasdaq National Market.

	High	Low

Fiscal Year Ended December 29, 2002
First Quarter	$22.00	$13.71
Second Quarter	21.80	15.08
Third Quarter	20.20	11.00
Fourth Quarter	13.90	7.32
Fiscal Year Ended December 28, 2003
First Quarter	$11.28	$7.43
Second Quarter	14.41	7.54
Third Quarter	16.92	11.27
Fourth Quarter	18.80	12.51
Fiscal Year Ending January 2, 2005
First Quarter	$21.17	$14.34
Second Quarter	22.35	17.10
Third Quarter	23.85	18.60
Fourth Quarter (through December 6, 2004)	24.74	22.06

On December 6, 2004, the last sales price of our common stock was $23.83 per share. As of December 6, 2004, there were 91 holders of record of our common stock.

We have never paid cash dividends on our common stock. We do not expect to declare cash dividends on our common stock in the future and expect to retain all earnings for business development. Any possible future cash dividends will depend on our earnings, capital requirements and financial condition and will be made at the discretion of our board of directors. In addition, our ability to pay dividends is prohibited by the terms of our credit facility. Any declaration and payment of cash dividends on our common stock will result in an adjustment of the conversion rate for our 4.75% convertible senior subordinated debentures due 2033.

Capitalization

The following table sets forth our cash and cash equivalents and capitalization as of September 26, 2004, assuming that the underwriters do not exercise their option to purchase additional shares of our common stock pursuant to the over-allotment option that we granted to them in our concurrent offering:

•
on an actual basis;

•
as adjusted for the Upstate acquisition; and

•
as further adjusted to reflect the issuance of 4,200,000 shares of our common stock to be sold by us in our concurrent offering at an assumed public offering price of $23.83 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, and after giving effect to our use of the estimated net proceeds therefrom.

The summary consolidated financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto incorporated by reference in this prospectus supplement.

As of September 26, 2004 (in thousands, except share amounts)	Actual	As adjusted	As further adjusted

Cash and cash equivalents	$50,357	$22,807	$37,893
Long-term debt, less current maturities:
Revolving credit facility	—	—	—
Term loan	—	80,000	—
4.75% Convertible Senior Subordinated Debentures due 2033	130,782	130,782	130,782
Capital lease obligations	1,462	2,776	2,776

Total long-term debt	132,244	213,558	133,558

Stockholders' equity:
Common stock, par value $0.01 per share; 50,000,000 shares authorized; 25,034,437 shares issued and outstanding—actual; 29,367,752 shares issued and outstanding—as adjusted; and 33,567,752 shares issued and outstanding—as further adjusted(1)	284	327	369
Preferred stock, par value $0.01 per share; 1,000,000 shares authorized, no shares issued and outstanding	—	—	—
Additional paid-in capital	125,561	228,018	323,062
Retained earnings	87,838	84,456	84,456
Accumulated other comprehensive income	4,507	4,507	4,507
Less: common stock held in treasury	(20,347)	(20,347)	(20,347)

Total stockholders' equity	197,843	296,961	392,047
Total capitalization	330,087	510,519	525,605

(1)
The number of shares issued and outstanding does not include: (a) 8,789,729 shares issuable upon conversion of our 4.75% convertible senior subordinated debentures due 2033; (b) 2,697,248 shares issuable upon the exercise of outstanding stock options and (c) 1,241,624 shares available for future issuance under stock option plans.

Unaudited pro forma combined financial information

The following unaudited pro forma combined balance sheet as of September 26, 2004 and unaudited pro forma combined statements of income for the year ended December 28, 2003 and the nine months ended September 26, 2004 are based on our historical consolidated financial statements and those of Upstate Group, Inc. and subsidiaries. Our historical financial statements for the year ended December 28, 2003 are included in our Annual Report on Form 10-K for the year ended December 28, 2003 and our historical financial statements for the nine months ended September 26, 2004 are included in our Quarterly Report on Form 10-Q for the quarter ended September 26, 2004 (each of which is incorporated by reference in this prospectus supplement). Unaudited and audited historical financial statements of Upstate were included as exhibits to a Current Report on Form 8-K/A filed by us on December 6, 2004. The unaudited pro forma combined financial statements were adjusted to give effect to the acquisition of Upstate (the "Acquisition") pursuant to the Agreement and Plan of Merger dated September 7, 2004, by and among Serologicals Corporation, Cavalier Acquisition Company, LLC, Upstate Group, Inc. and an individual who serves as the representative of the Upstate stockholders, as amended. The Acquisition was accounted for in the unaudited pro forma combined financial statements using the purchase method of accounting based on the assumptions and adjustments in the accompanying notes to the unaudited pro forma combined financial statements. The unaudited pro forma combined balance sheet gives effect to the Acquisition as if it occurred on September 26, 2004 and the unaudited pro forma combined statements of income give effect to the Acquisition as if it occurred on December 30, 2002, the first day of our 2003 fiscal year.

The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The unaudited pro forma combined financial statements are provided for informational purposes only and do not purport to represent what our financial position and results of operations would actually have been had the Acquisition in fact occurred on such dates or to project our financial position or results of operations for any future period. Furthermore, the estimated purchase price allocation is preliminary and subject to further revision.

The unaudited pro forma combined financial statements and the notes thereto should be read in conjunction with our historical consolidated financial statements and the notes thereto and the historical consolidated financial statements of Upstate and the notes thereto.

Serologicals Corporation
Unaudited pro forma combined balance sheet
September 26, 2004

(in thousands)	Serologicals as reported	Upstate historical	Pro forma adjustments		Serologicals pro forma

ASSETS
Current Assets:
Cash and cash equivalents	$50,357	$1,238	$(25,040)	(1)(3)	$26,555
Trade accounts receivables, net	31,096	6,461	—		37,557
Inventories	39,195	8,820	—		48,015
Other current assets	14,190	1,700	—		15,890

Total current assets	134,838	18,219	(25,040)		128,017
Property and equipment, net	83,562	6,463	3,052	(4)	93,077
Goodwill	107,022	—	130,074	(4)	237,096
Intangible assets, net	47,579	3,161	71,939	(4)	122,679
Other assets, net	6,371	14	939	(4)	7,324

Total assets	$379,372	$27,857	$180,964		$588,193

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current maturities of long-term debt and capital lease obligations	$1,842	$1,736	$370	(3)	$3,948
Accounts payable	5,453	8,796	(594)	(6)	13,655
Accrued liabilities	21,726	2,200	(433)	(6)	23,493
Deferred revenue	—	102	—		102

Total current liabilities	29,021	12,834	(657)		41,198
Long-term debt and capital lease obligations, less current maturities	132,244	4,136	76,390	(3)	212,770
Deferred income taxes	20,115	—	17,000	(4)	37,115
Other liabilities	149	—	—		149

Total liabilities	181,529	16,970	92,733		291,232

Redeemable preferred stock	—	26,622	(26,622)	(5)	—

Cumulative convertible preferred stock	—	1,512	(1,512)	(5)	—

Stockholders' equity:
Preferred stock	—	—	—		—
Common stock	284	—	43	(5)	327
Additional paid in capital	125,561	8,532	93,925	(5)	228,018
Deferred compensation	—	(2,200)	2,200	(5)	—
Retained earnings	87,838	(24,010)	20,628	(5)(6)	84,456
Accumulated other comprehensive income	4,507	431	(431)	(5)	4,507
Less: Treasury stock at cost	(20,347)	—	—		(20,347)

Total stockholders' equity	197,843	(17,247)	116,365		296,961

Total liabilities and stockholders' equity	$379,372	$27,857	$180,964		$588,193

See notes to unaudited pro forma combined financial statements.

Serologicals Corporation
Unaudited pro forma combined statement of income
For the twelve months ended December 28, 2003

(in thousands, except share and per share amounts)	Serologicals as reported	Upstate historical	Pro forma adjustments		Serologicals pro forma

Net sales	$146,915	$44,158	$(289)	(2)	$190,784
Cost of sales	65,675	14,592	(1,510)	(2)(4)(6)	78,757

Gross profit	81,240	29,566	1,221		112,027
Selling, general and administrative	43,668	17,768	333	(4)(6)	61,769
Research and development	6,214	9,919	98	(6)	16,231
Amortization of intangibles	2,175	—	4,523	(4)	6,698
Non cash stock compensation	—	919	(919)	(6)	—
Special charges, net	2,778	—	—		2,778
Purchased in-process research and development	—	—	3,253	(4)	3,253

Operating income	26,405	960	(6,067)		21,298
Other (income) expenses, net	180	(55)	—		125
Write-off of deferred financing costs	4,492	—	187	(7)	4,679
Interest expense	4,384	504	3,103	(7)	7,991
Interest income	(255)	(24)	238	(7)	(41)

Income before income taxes	17,604	535	(9,595)		8,544
Provision for income taxes	5,537	180	(2,064)	(8)	3,653

Net income from continuing operations	$12,067	$355	$(7,531)		$4,891

Net income per common share:
Basic	$0.49				$0.17

Diluted	$0.48				$0.17

Weighted average shares:
Basic	24,549,322		4,333,315	(5)	28,882,637

Diluted	24,960,208		4,333,315	(5)	29,293,523

See notes to unaudited pro forma combined financial statements.

Serologicals Corporation
Unaudited pro forma combined statement of income
For the nine months ended September 26, 2004

(in thousands, except share and per share amounts)	Serologicals as reported	Upstate historical	Pro forma adjustments		Serologicals pro forma

Net sales	$126,761	$40,784	$(293)	(2)	$167,252
Cost of sales	57,379	12,892	(1,176)	(2)(4)(6)	69,095

Gross profit	69,382	27,892	883		98,157
Selling, general and administrative	38,029	15,416	(87)	(6)	53,358
Research and development	6,112	8,488	91	(6)	14,691
Amortization of intangibles	2,064	—	3,392	(4)	5,456
Noncash stock compensation	—	679	(679)	(6)	—
Provision for claim settlement	—	109	(109)	(6)	—

Operating income	23,177	3,200	(1,725)		24,652
Other (income) expenses, net	(231)	(78)	—		(309)
Interest expense	3,527	499	2,261	(7)	6,287
Interest income	(582)	(16)	179	(7)	(419)

Income before income taxes	20,463	2,795	(4,165)		19,093
Provision (benefit) for income taxes	6,343	117	(541)	(8)	5,919

Net income	$14,120	$2,678	$(3,624)		$13,174

Net income per common share:
Basic	$0.57				$0.45

Diluted	$0.48				$0.38

Weighted average shares:
Basic	24,943,488		4,333,315	(5)	29,276,803

Diluted	34,305,938		4,333,315	(5)	38,639,253

See notes to unaudited pro forma combined financial statements.

Serologicals Corporation
Notes to unaudited pro forma combined
financial statements

1.     Major assumptions

On October 14, 2004, effective as of October 1, 2004, Serologicals Corporation ("Serologicals" or the "Company") acquired Upstate Group, Inc., a privately held company headquartered in Virginia ("Upstate"), pursuant to the definitive Agreement and Plan of Merger dated September 7, 2004 (the "Merger Agreement") as amended by the Amendment to Agreement and Plan of Merger, dated October 14, 2004 (the "Amendment") between Serologicals and Upstate for total consideration of $205 million in Serologicals common stock and cash. In addition, Serologicals paid approximately $3.9 million in related transaction fees.

Serologicals issued 4,333,315 shares of its common stock at an average price of $23.6539 per share, based on the average trading price of Serologicals' common stock as traded on the NASDAQ during the 20 trading days between September 14, 2004 and October 11, 2004, to certain stockholders of Upstate as consideration for the Acquisition, with the balance of the consideration funded in cash. Serologicals financed the cash portion of the Acquisition using a combination of cash on hand and proceeds from a new credit facility.

In connection with the Upstate acquisition, the Company entered into the new $125 million credit agreement with a bank syndicate consisting of an $80 million seven-year term loan and a $45 million five-year revolver replacing the Company's existing $30 million revolving credit facility. The Company used the proceeds of the $80 million term loan, less issuance costs of approximately $1.1 million, and cash on hand to finance the Acquisition.

The Acquisition was accounted for in the Pro Forma Statements using the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS 141"), whereby the total cost of the acquisition has been allocated to the tangible and intangible assets acquired and liabilities assumed based upon their estimated fair values at the effective date of the Acquisition. The estimated purchase allocation is preliminary and is subject to revision. A third party valuation of the intangible assets is being conducted, and the final allocation will be made when completed.

The unaudited pro forma combined statements of income were prepared as if the Acquisition occurred on December 30, 2002 (the first day of the Company's 2003 fiscal year), and the unaudited pro forma combined balance sheet was prepared as if the Acquisition occurred on September 26, 2004. These statements do not purport to represent what the Company's financial position and results of operations would actually have been had the Acquisition in fact occurred on such dates or to project the Company's financial position or results of operations for any future period. Furthermore, the allocation of the purchase price is preliminary and subject to further revision.

The Pro Forma Statements have been prepared based on the annual audited consolidated financial statements of the Company and Upstate for their respective years ended 2003 and the unaudited consolidated financial statements for the nine months ended September 26, and September 30, 2004, respectively.

2.     Elimination of intercompany transactions

The Company and Upstate have periodically had product sales between them and have entered into various license agreements for use of technology and product development. Intercompany transactions have been eliminated in the combined Pro Forma Statements.

3.     Debt and notes payable

All of Upstate's outstanding debt and notes payable, except certain capitalized leases, were repaid at closing from cash proceeds from the Acquisition. The pro forma adjustments reduced current maturities of long term debt and capital lease obligations and long-term debt and capital lease obligations, less current maturities by $.4 million and $2.8 million, respectively. The remaining debt represents the 4.75% Convertible Debentures, the $80 million term loan and certain capitalized leases assumed by the Company. Additionally, the Company funded the cash portion of the Acquisition, totaling $103.9 million including acquisition costs less capital leases assumed, from the net proceeds of the $80 million seven-year term loan and available cash on hand. Acquisition costs and debt refinancing costs totaled $3.9 million and $1.1 million, respectively. A pro forma adjustment of $0.8 million was made to reclassify the portion of the term loan from long-term debt and capital lease obligations to current maturities of long-term debt and capital lease obligations as this amount is due within 12 months of issuance. Pro forma long-term debt and capital lease obligations at September 26, 2004 consisted of the following (in thousands):

4.75% Convertibles debentures	$130,782
Term loan	80,000
Capital lease obligations	5,936

216,718
Less current maturities	(3,948)

$212,770

4.     Purchase price and long-term tangible and intangible assets

The components of the purchase price were determined as follows (in thousands):

Value of common stock issued at closing	$102,500
Cash paid at closing	99,990
Direct costs of acquisition	3,924
Current liabilities assumed	11,421
Long-term liabilities assumed	1,326
Estimated long-term deferred income taxes	17,000

$236,161

Preliminary purchase price allocations have resulted in the following long-term asset classifications (in thousands):

Asset description	Estimated fair value	Estimated life

Fixed assets	$9,515	3-35 years
Developed technology and brands	52,200	16 years
Trademarks and trade names	9,600	Indefinite
Software and information database	1,400	3 years
Customer base	11,900	15 years
Goodwill	130,074	Indefinite

Based on the results of the preliminary valuation, the Company expects that there will be a write-off of purchased in-process research and development of approximately $3.3 million, which was reflected in the Pro Forma Statements as a charge to income during the twelve months ended December 28, 2003, and also reflected in the September 26, 2004 Balance Sheets as an adjustment to Retained Earnings. Pro forma adjustments for decreases in depreciation of $1.3 million and $1 million and increases in amortization of $4.25 million and $3.2 million at December 28, 2003 and September 26, 2004, respectively, were calculated by determining the amount of depreciation and amortization for the period using the fair values and the lives above, and adjusting the actual amounts recognized for the periods by the amounts calculated to arrive at a net adjustment. In accordance with SFAS 141, goodwill and trademarks and trade names related to this transaction are not amortized as they are indefinite lived assets.

Upstate had net deferred tax assets of approximately $7 million at December 31, 2003, primarily consisting of available world-wide net operating loss carryforwards and certain other temporary differences between financial statement income and income that would be reported on its income tax returns. Upstate had provided a valuation allowance against all of the deferred tax assets, however the Company expects to realize the future benefit of these deferrals and these assets were included in the estimated value of assets acquired. Additionally the Pro Forma Financial Statements include an estimate of the deferred income tax liability, $24 million, arising from the basis difference between financial statements and income taxes on the estimated value allocated to the defined life intangible assets. This liability was calculated by multiplying the Company's expected effective tax rate (see Note 8) times the total estimated value of all long-term assets, excluding goodwill. It was assumed that all of these deferred taxes were long-term, resulting in a net deferred income tax liability arising from the purchase of $17 million at September 26, 2004.

5.     Issuance of common stock

In connection with the Acquisition, the Company issued 4,333,315 shares of its common stock at a price of $23.6539 per share, based on the average trading price of its common stock as traded on the NASDAQ during the 20 trading days between September 14, 2004 and October 11, 2004, to certain preferred and common stockholders of Upstate as consideration for the Acquisition, with the balance of the consideration funded in cash. The issuance of these shares is reflected in the stockholders' equity section of the balance sheet at September 26, 2004. Primary and fully diluted common shares have been adjusted to reflect these shares as outstanding effective December 30, 2002, the first day of the Company's 2003 fiscal year. Accordingly primary and fully diluted earnings per share have been recalculated as though these shares had been outstanding for all of the year ended December 28, 2003 and for the nine months ended September 26, 2004.

6.     Noncash stock compensation and nonrecurring expenses

Noncash stock compensation expense presented in the Upstate historical financial statements was reclassified in the pro forma statements of income as follows (in thousands):

	September 26, 2004	December 28, 2003

Cost of goods sold	$83	$67
Selling, general, and administrative	505	603
Research and development	91	249

	$679	$919

Upstate recorded a $.1 million additional provision for the settlement of a lawsuit in September 2004. Previously in 2002, Upstate had recorded $.45 million as an estimated settlement on this claim. Accordingly, at September 30, 2004, Upstate had a $.55 million accrual recorded on its balance sheet. This settlement was paid in cash during October 2004 from the proceeds of cash consideration paid in the Acquisition.

In September 2004, Upstate accrued to expense $.39 million for costs associated with the Acquisition.

In 2003, Upstate incurred $.15 million in research and development expense on behalf of an abandoned subsidiary operation.

These expenses are eliminated from the Pro Forma Statements for each of the appropriate periods because they were not considered as part of the ongoing operations of the combined companies. The following table summarizes for each period the effect these adjustments have on operations (in thousands):

	September 26, 2004	December 28, 2003

Claim settlement	$109	$—
Acquisition costs	390	—
Expenses on behalf of abandoned operation	—	151

	$499	$151

7.     Interest income and expense

The pro forma interest income was reduced by $.2 million for both the year ended 2003 and the nine months ended September 26, 2004. This reflects the reduction of cash on hand of approximately $25 million, which was used to fund the Acquisition as though it occurred on December 29, 2002, the first day of the Company's 2003 fiscal year. It was assumed the average balance available during this period for investment was reduced by this amount and less interest income was earned.

The pro forma interest expense adjustment of $3.1 million and $2.3 million in 2003 and 2004, respectively, were calculated reflecting that the Acquisition was funded with an $80 million term loan and cash on hand. The Company also assumed that the debt balance remained constant during 2003 and 2004. The pro forma adjustment for interest was calculated using a weighted average interest rate of 4%. The Company selected 4% as it approximates the average LIBOR rate, 1.5%, during the 18 month period covered by the Pro Forma Statements plus 250 basis points as provided for in the credit agreement. Additionally interest expense includes a pro forma adjustment of $.2 million and $.1 million for amortization of capitalized debt costs associated with the Company's new credit facility during fiscal year 2003 and the nine months in 2004, respectively. During 2003, the Pro Forma Financial Statements include a write off of $.2 million representing the unamortized portion of the Company's old $30 million revolver, which was replaced with a new $45 million revolver. Interest expense includes a pro forma adjustment to reverse interest cost associated with Upstate's borrowings repaid at closing of $.26 million and $.27 million in 2003 and 2004, respectively.

8.     Income taxes

The income tax effect included in the pro forma adjustments for the twelve months ended December 26, 2003 was calculated assuming pro forma income before taxes was taxed at 43%. This rate was determined based on Serologicals historical 2003 effective income tax rate of 31% adjusted for the tax effect of adding back to taxable income the write off of purchased in-process research and development, which is not deductible for income tax purposes. The income tax effect included in the pro forma adjustments for the nine months ended September 26, 2004 was calculated assuming all pro forma adjustments were taxed at Serologicals historical 2003 effective income tax rate of 31%.

Selling stockholders

The following table sets forth information with respect to the selling stockholders and the shares of our common stock beneficially owned by each selling stockholder that are being offered pursuant to this prospectus supplement.

Full legal name of selling stockholder(1)	Shares of Common Stock Owned Before the Offering	Percentage of Shares of Common Stock Beneficially Owned Prior to Offering	Shares of Common Stock Offered by this Prospectus Supplement	Shares of Common Stock Owned After Completion of the Offering	Percentage of Shares of Common Stock Beneficially Owned After the Offering

Ivy Foundation(2)	1,119,954	3.8	1,119,954	—	—
Ian W. Ratcliffe(3)	85,812	*	42,906	42,906	*
Sheridan G. Snyder(4)	639,973	2.2	200,000	439,973	1.5
Totals	1,845,739	6.2	1,362,860	482,879	1.6

*
Less than one percent.

(1)
Each beneficial owner listed in the table has both voting and investment power over the applicable shares unless otherwise indicated. The amounts and percentages of common stock beneficially owned prior to this offering have been calculated in accordance with applicable SEC regulations. These regulations require shares underlying stock options or warrants to be considered outstanding (solely for purposes of calculating the relevant holder's percentage) if they are issuable within 60 days of December 6, 2004. The percentages of beneficial ownership are based on an aggregate of 29,621,620 shares of our common stock outstanding as of December 6, 2004.

(2)
Mr. William C. Battle, Chairman of the Board of Trustees of this stockholder, exercises voting and/or dispositive power over the shares offered by such stockholder pursuant to this prospectus.

(3)
We entered into an employment agreement with this stockholder pursuant to which he serves as a Vice President of the Company and as President of Upstate. The employment agreement became effective upon our acquisition of Upstate. This stockholder also entered into a non-competition agreement and a change in control executive severance agreement with us in connection with our acquisition of Upstate. Prior to our acquisition of Upstate, he was the President, Chief Operating Officer and Secretary of Upstate.

(4)
We entered into a consulting services agreement and a non-competition agreement with this stockholder in connection with our acquisition of Upstate. Prior to our acquisition of Upstate, he was Chief Executive Officer and a director of Upstate.

U.S. federal tax considerations to non-U.S. holders

The following is a summary of the material U.S. federal income tax considerations with respect to the ownership and disposition of our common stock by a non-U.S. holder (as defined below) as of the date hereof. This summary deals only with non-U.S. holders that hold our common stock as a capital asset.

For purposes of this summary, a "non-U.S. holder" means a beneficial owner of our common stock that is not a partnership and is not any of the following for U.S. federal income tax purposes: (i) a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (1) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all of its substantial decisions, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, or be subject to differing interpretations, so as to result in U.S. federal tax considerations different from those summarized below. This summary does not represent a detailed description of the U.S. federal tax considerations to you in light of your particular circumstances. In addition, it does not represent a description of the U.S. federal tax considerations to you if you are subject to special treatment under the U.S. federal tax laws (including if you are a U.S. expatriate, "controlled foreign corporation" or "passive foreign investment company"), and it generally does not address any U.S. taxes other than the federal income tax. We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If an entity classified as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding our common stock, or a partner in such a partnership, you should consult your tax advisors.

If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular U.S. federal tax consequences to you of the ownership and disposition of the common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction, including any state, local or foreign tax consequences.

Dividends

We have never declared or paid any cash dividends on our common stock and do not currently anticipate paying any cash dividends on our common stock. If we were to pay dividends in the future on our common stock, they would be subject to U.S. federal income tax in the manner described below.

Dividends paid to a non-U.S. holder of our common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by a non-U.S. holder within the United States and, where an income tax treaty applies, are attributable to a U.S. permanent establishment of the non-U.S. holder, are not subject to this withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable individual or corporate rates. Certain certification and disclosure requirements must be complied with in order for effectively connected dividends to be exempt from this withholding tax. Any such effectively connected dividends received by a foreign corporation may be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of our common stock who is entitled to and wishes to claim the benefits of an applicable treaty rate (and avoid backup withholding as discussed below) for dividends, will be required to (i) complete Internal Revenue Service, or IRS, Form W-8BEN (or successor form) and make certain certifications, under penalty of perjury, to establish its status as a non-U.S. person and its entitlement to treaty benefits or (ii) if the common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are entities rather than individuals.

A non-U.S. holder of our common stock eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on disposition of common stock

A non-U.S. holder generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale or other disposition of our common stock unless (i) the gain is effectively connected with a trade or business of the non-U.S. holder in the U.S. and, where a tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. holder (in which case, for a non-U.S. holder that is a foreign corporation, the branch profits tax described above may also apply), (ii) in the case of a non-U.S. holder who is an individual, such holder is present in the U.S. for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, or (iii) we are or have been a "U.S. real property holding corporation" for U.S. federal income tax purposes.

We believe we currently are not, and do not anticipate becoming, a "U.S. real property holding corporation" for U.S. federal income tax purposes.

Federal estate tax

Common stock held by an individual non-U.S. holder at the time of death will be included in such holder's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information reporting and backup withholding

We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld (if any) with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty. In addition, dividends paid to a non-U.S. holder generally will be subject to backup withholding unless applicable certification requirements are met.

Payment of the proceeds of a sale of our common stock within the United States or conducted through certain U.S. related financial intermediaries is subject to information reporting and, depending on the circumstances, backup withholding unless the beneficial owner certifies under penalties of perjury that it is not a United States person (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person) or the holder otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder's U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Underwriting

J.P. Morgan Securities Inc. is acting as sole book-running manager and representative of the underwriters named below with respect to this offering and the concurrent offering of shares by us. Under the terms of an underwriting agreement, which will be filed as an exhibit to a current report on Form 8-K and incorporated by reference in this prospectus supplement and the accompanying prospectus, each of the underwriters named below has severally agreed to purchase from the selling stockholders the respective number of shares of common stock shown opposite its name below:

Name	Number of shares

J.P. Morgan Securities Inc
Banc of America Securities LLC
Pacific Growth Equities, LLC

Total	1,362,860

The underwriting agreement also relates to the concurrent offering of shares by us. It sets forth the number of shares that each of the underwriters named above has severally agreed to purchase from us. We have agreed with the selling stockholders that, if not all of the shares we are offering and they are offering are sold, the shares sold will be allocated as follows:

•
First, the selling stockholders will not be entitled to sell any shares until the net proceeds (after deduction of underwriting discounts and commissions, but before deduction of offering expenses) to us from our offering of shares in the concurrent offering equals $80,000,000;

•
Second, the selling stockholders will be entitled to sell shares on a pro rata basis based on the total number of shares being offered by each selling stockholder, until the selling stockholders have sold all of the shares being offered by them; and

•
Third, we will be entitled to sell any shares in excess of those sold pursuant to the two clauses above (including any shares sold pursuant to the over-allotment option, regardless of whether the selling stockholders sell all of the shares they are offering pursuant to the second clause above).

The underwriting agreement provides that the underwriters' obligation to purchase shares of common stock depends on the satisfaction of the conditions contained in the underwriting agreement, including:

•
the obligation to purchase all shares of common stock offered hereby if any of the shares are purchased;

•
the representations and warranties made by us and the selling stockholders to the underwriters are true and correct;

•
there is no material change in the financial markets; and

•
we and the selling stockholders deliver customary closing documents to the underwriters.

Underwriting discounts and commissions

The underwriters have advised us that the underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement and the prospectus supplement relating to our concurrent offering and to selected dealers, at such public offering price less a selling concession not in excess of $             per share. The underwriters may allow, and the selected dealers may reallow, a concession not in excess of $             per share to brokers and dealers. After this offering, the underwriters may change the offering price and other selling terms.

The following table summarizes the underwriting discounts and commissions we and the selling stockholders will pay to the underwriters. The underwriting discounts and commissions are equal to the public offering price per share less the amount per share the underwriters pay us and the selling stockholders.

Per share	$
Total	$

We estimate that the total expenses of this offering and the concurrent offering, including registration and filing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, will be approximately $496,000. Pursuant to a registration rights agreement that we entered into with the selling stockholders, we have agreed to pay the expenses of the registration statement that includes the accompanying prospectus. We will pay the expenses other than underwriting discounts and commissions attributable to the selling stockholders' shares and legal expenses of the selling stockholders incurred in connection with their offering of shares pursuant to this prospectus supplement and our concurrent offering.

Lock-up agreements

We have agreed that we will not offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the stock, without the prior written consent of J.P. Morgan Securities Inc. for a period of 90 days after the date of this prospectus supplement, except

•
issuances pursuant to the exercise of options outstanding on the date hereof,

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grants of employee stock options pursuant to the terms of a plan in effect on the date hereof,

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issuances pursuant to the exercise of such options, and

•
the filing of registration statements on Form S-8 and amendments thereto in connection with those stock options or our employee stock purchase plan in existence on the date hereof.

Our executive officers and directors and Healthcare Ventures V, L.P., a stockholder that received 847,752 shares of our common stock in the Upstate acquisition, have agreed under lock-up agreements that, without the prior written consent of J.P. Morgan Securities Inc., they will not, subject to certain specified exceptions, offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities which may be converted into or exchanged for any shares of common stock owned by such persons or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the stock, until 90 days after the date of this prospectus supplement, in the case of our executive officers and directors, and until January 5, 2005, in the case of Healthcare Ventures V, L.P., subject to certain exceptions, including pursuant to plans under Rule 10b5-1 of the Exchange Act. In addition, J.P. Morgan Securities Inc. has agreed that Mr. Ian Ratcliffe, President of Upstate, may sell or otherwise dispose of up to 42,906 shares of our common stock.

Indemnification

We and the selling stockholders have agreed to indemnify the underwriters against liabilities relating to this offering, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, short positions and penalty bids

The underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M ("Regulation M") under the Exchange Act of 1934:

•
Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•
Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•
Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering.

•
Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

In addition, subject to compliance with applicable securities laws and regulations, including Regulation M, the underwriters may engage in hedging transactions with certain stockholders relating to shares issued in connection with the Upstate Acquisition.

Neither we, nor any selling stockholder nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we, nor any selling stockholder nor any of the underwriters make any representation that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic distribution

A prospectus supplement accompanied by a prospectus in electronic format may be made available by password on the Internet sites or through other online services maintained by certain of the underwriters participating in this offering or by their affiliates. In those cases, prospective investors may view offering terms and this prospectus supplement and the accompanying prospectus online and, depending upon the underwriter, prospective investors may be allowed to place orders online or through their financial advisor. The underwriters may agree with us and the selling stockholders to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

Other than this prospectus supplement and the accompanying prospectus in electronic format, the information on any underwriter's website and any information contained in any other website maintained by the underwriters is not part of this prospectus supplement, the accompanying prospectus or the registration statement of which the prospectus forms a part, has not been approved or endorsed by us, the selling stockholders or the underwriters in its capacity as underwriter and should not be relied upon by investors.

Relationships

Certain of the underwriters and their affiliates have performed certain investment banking, advisory and commercial banking services for us from time to time for which they have received customary fees and expenses. JPMorgan Chase Bank, an affiliate of J.P. Morgan Securities Inc., is the administrative agent and a lender under our credit facility. Bank of America, N.A., an affiliate of Banc of America Securities LLC, is the syndication agent and a lender under our current credit facility. JPMorgan Chase Bank and Bank of America, N.A. will receive a portion of the amounts to be repaid under the credit facility from the proceeds of this offering. See "Use of Proceeds." Because more than 10% of the aggregate net proceeds of this offering and the concurrent offering will be paid to an affiliate of a member of the National Association of Securities Dealers, Inc., or the "NASD," that is participating in this offering, this offering is being made pursuant to Rule 2710(h)(1) of the NASD Conduct Rules. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

Discretionary sales

The underwriters have informed us and the selling stockholders that they will not confirm sales to accounts over which they exercise discretionary authority without the prior written approval of the customer.

Notice to Canadian residents

Offers and sales in Canada

This prospectus supplement and the accompanying prospectus are not, and under no circumstances are to be construed as, an advertisement or a public offering of shares in Canada or any province or territory thereof. Any offer or sale of shares in Canada will be made only under an exemption from the requirements to file a prospectus with the relevant Canadian securities regulators and only by a dealer properly registered under applicable provincial securities laws or, alternatively, pursuant to an exemption from the dealer registration requirement in the relevant province or territory of Canada in which such offer or sale is made.

This prospectus supplement and the accompanying prospectus are for the confidential use of only those persons to whom it is delivered by the underwriters in connection with the offering of the shares into Canada. The underwriters reserve the right to reject all or part of any offer to purchase shares for any reason or allocate to any purchaser less than all of the shares for which it has subscribed.

Responsibility

Except as otherwise expressly required by applicable law or as agreed to in contract, no representation, warranty, or undertaking (express or implied) is made and no responsibilities or liabilities of any kind or nature whatsoever are accepted by any underwriter or dealer as to the accuracy or completeness of the information contained in this prospectus supplement and the accompanying prospectus or any other information provided by us in connection with the offering of the shares into Canada.

Resale restrictions

The distribution of the shares in Canada is being made on a private placement basis only and is exempt from the requirement that we prepare and file a prospectus with the relevant Canadian regulatory authorities. Accordingly, any resale of the shares must be made in accordance with applicable securities laws, which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with exemptions from registration and prospectus requirements. Canadian purchasers are advised to seek legal advice prior to any resale of the shares.

Representations of purchasers

Each Canadian investor who purchases shares will be deemed to have represented to us, the underwriters and any dealer who sells shares to such purchaser that: (i) the offering of the shares was not made through an advertisement of the shares in any printed media of general and regular paid circulation, radio, television or telecommunications, including electronic display, or any other form of advertising in Canada; (ii) such purchaser has reviewed the terms referred to above under "Resale Restrictions" above; (iii) where required by law, such purchaser is purchasing as principal for its own account and not as agent; and (iv) such purchaser or any ultimate purchaser for which such purchaser is acting as agent is entitled under applicable Canadian securities laws to purchase such shares without the benefit of a prospectus qualified under such securities laws, and without limiting the generality of the foregoing: (a) in the case of a purchaser located in a province other than Ontario and Newfoundland and Labrador, without the dealer having to be registered, (b) in the case of a purchaser located in a province other than Ontario or Quebec, such purchaser is an "accredited investor" as defined in section 1.1 of Multilateral Instrument 45-103—Capital Raising Exemptions, (c) in the case of a purchaser located in Ontario, such purchaser, or any ultimate purchaser for which such purchaser is acting as agent, is an "accredited investor", other than an individual, as that term is defined in Ontario Securities Commission Rule 45-501—Exempt Distributions and is a person to which a dealer registered as an international dealer in Ontario may sell shares and (d) in the case of a purchaser located in Quebec, such purchaser is a "sophisticated purchaser" within the meaning of section 44 or 45 of the Securities Act (Quebec).

Taxation and eligibility for investment

Any discussion of taxation and related matters contained in this prospectus supplement or the accompanying prospectus does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase the shares. Canadian purchasers of shares should consult their own legal and tax advisers with respect to the tax consequences of an investment in the shares in their particular circumstances and with respect to the eligibility of the shares for investment by the purchaser under relevant Canadian federal and provincial legislation and regulations.

Rights of action for damages or rescission (Ontario)

Securities legislation in Ontario provides that every purchaser of shares pursuant to this prospectus supplement shall have a statutory right of action for damages or rescission against us in the event this prospectus supplement or the accompanying prospectus contains a misrepresentation as defined in the Securities Act (Ontario). Ontario purchasers who purchase shares offered by this prospectus supplement during the period of distribution are deemed to have relied on the misrepresentation if it was a misrepresentation at the time of purchase. Ontario purchasers who elect to exercise a right of rescission against us shall have no right of action for damages against us. The right of action for rescission or damages conferred by the statute is in addition to, and without derogation from, any other right the purchaser may have at law. Prospective Ontario purchasers should refer to the applicable provisions of Ontario securities legislation and are advised to consult their own legal advisers as to which, or whether any, of such rights or other rights may be available to them.

The foregoing summary is subject to the express provisions of the Securities Act (Ontario) and the rules, regulations and other instruments thereunder, and reference is made to the complete text of such provisions contained therein. Such provisions may contain limitations and statutory defenses on which we may rely. The enforceability of these rights may be limited as described herein under "Enforcement of Legal Rights."

The rights of action discussed above will be granted to the purchasers to whom such rights are conferred upon acceptance by the relevant dealer of the purchase price for the shares. The rights discussed above are in addition to and without derogation from any other right or remedy which purchasers may have at law. Similar rights may be available to investors in other Canadian provinces.

Enforcement of legal rights

We are organized under the laws of the State of Delaware in the United States of America. All, or substantially all, of our directors and officers, as well as the experts named herein, may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or such persons. All or a substantial portion of our assets and such other persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgement against us or such persons in Canada or to enforce a judgement obtained in Canadian courts against us or such persons outside of Canada.

Legal matters

The validity of the common stock offered by this prospectus supplement and the accompanying prospectus will be passed upon for us by King & Spalding LLP. Certain legal matters relating to this offering will be passed upon for the selling stockholders by McGuireWoods LLP, Charlottesville, Virginia. Latham & Watkins LLP, New York, New York, is counsel for the underwriters in connection with this offering.

Experts

The consolidated financial statements and the related financial statement schedule incorporated in this prospectus supplement and the accompanying prospectus by reference from our Annual Report on Form 10-K for the year ended December 28, 2003 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The audited consolidated historical financial statements of Upstate Group, Inc. and subsidiaries, included as exhibit 99.1 to Serologicals' current report on Form 8-K/A dated December 6, 2004, have been incorporated in this prospectus supplement by reference in reliance on the report (which contains an explanatory paragraph relating to the restatement of Upstate's financial statements as described in Note 2 to the financial statements) of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

PROSPECTUS

4,333,315 Shares

Serologicals Corporation

Common Stock

This prospectus relates to 4,333,315 shares of our common stock. This prospectus will be used by the selling stockholders from time to time to resell their shares of our common stock. All of these shares are now held by the selling stockholders.

We will not receive any proceeds from the sale of the shares of our common stock offered by this prospectus. We are registering these shares for resale, but the registration of such shares does not necessarily mean that any of the shares will be offered or sold by the selling stockholders.

Our common stock is listed on the Nasdaq National Market under the symbol "SERO." The last reported sale price of our common stock on the Nasdaq National Market on November 9, 2004, was $24.68 per share.

See "Risk Factors" beginning on page 5 for a discussion of certain risks that you should consider in connection with an investment in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

December 6, 2004

In this prospectus, "Serologicals," "we," "us" and "our" refer to Serologicals Corporation and its subsidiaries, in each case except where the context otherwise requires or as otherwise indicated. References in this prospectus to our common stock include rights related to our common stock pursuant to our stockholder rights plan.

We have not, and the selling stockholders have not, authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. We are not, and the selling stockholders are not, offering to sell or seeking offers to buy, the securities in any jurisdiction other than where an offer or sale is permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the securities.

i

Forward-looking statements

This prospectus contains certain "forward-looking statements," within the meaning of the Private Securities Litigation Reform Act of 1995, about our company that are subject to risks and uncertainties. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements may be identified by the use of words such as "may," "will," "expect," "anticipate," "intend," "estimate," "plan," "believe," or "continue" and other words of similar meaning or future or conditional verbs such as "will," "should," "would," and "could." Forward-looking statements include discussions of our expected business outlook, future operations, financial performance, pending acquisitions, financial strategies, future working capital needs and projected industry trends, as well as our strategies for growth, product development, regulatory approvals and compliance, market position and expenditures.

You should not place undue reliance on any forward-looking statements. Forward-looking statements are only predictions and are not guarantees of performance. Forward-looking statements are based on current expectations of future events and are based on our current views and assumptions regarding future events and operating performance. These assumptions could prove inaccurate, or unknown risks or uncertainties could materialize, which could cause our actual results to differ materially from our expectations or predictions. Many of these factors are beyond our ability to control or predict. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update any of them in light of new information or future events.

All forward-looking statements contained in this prospectus are qualified in their entirety by reference to the factors discussed throughout this prospectus. The following cautionary statements identify important factors that could cause our actual results to differ materially from those discussed in the forward-looking statements made in this prospectus. Among the factors that could cause our actual results to differ materially are:

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our ability to implement our growth strategy;

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our ability to manage our growth and expansion;

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our ability to raise capital;

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our ability to find acceptable acquisitions in the future and to integrate and manage them;

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our ability to compete effectively within our industry;

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the availability and cost of raw materials;

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our dependence on the success of the customers of our EX-CYTE® product in developing and marketing new drugs using the product;

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our dependence on a supply of recombinant human insulin from a third party for a significant portion of the revenues in our cell culture products and services segment;

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our ability to comply with governmental, customer and industry laws, regulations and guidelines, including those related to environmental compliance and remediation;

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our ability to identify new commercial product opportunities and develop and introduce new products and technologies;

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our ability to protect our intellectual property;

ii

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the effect on our results of operations of the loss of any significant customers or reduced orders from significant customers, including reductions or delays in research and development budgets and in government funding on which our customers may depend;

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adoption of, or changes in, domestic and foreign laws and regulations that could affect our ability to maintain existing regulatory licenses and approvals;

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risks associated with transfer pricing issues and other tax issues arising as a result of operations in multiple taxing jurisdictions; and

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risks associated with our international operations.

iii

Summary

The following summary provides an overview of information about us and the terms of this offering. The purpose of the information that appears in this summary is to provide you with a basic understanding of our business and the industry in which we operate and an overview of the terms of this offering. This summary is qualified in its entirety by the more detailed information, including our consolidated financial statements and related notes, included or incorporated by reference in this prospectus. You should carefully consider the entire prospectus, including the "Risk Factors" section and other risks discussed in this prospectus, before making an investment decision.

Our company

We are a global provider of biological products, enabling technologies and services to a diverse customer base that includes major life science companies and leading research institutions. Our customers use our products, technologies and services in a wide variety of their activities, including basic research, drug discovery, diagnosis and biomanufacturing. Our products, technologies and services are essential tools for research in key disciplines, including neurology, oncology, hematology, immunology, cardiology, proteomics, infectious diseases, cell signaling and molecular biology. In addition, we believe we are the world's leading provider of monoclonal antibodies for the blood typing industry.

In 2001, we embarked on a strategy of focusing on businesses with higher growth rates and higher margins than our historical core business. We enhanced our cell culture operations with our 2001 acquisition of Intergen, a cell culture company, and established our presence in the life sciences research market with our 2003 acquisition of Chemicon, a leading life sciences research provider. We divested our therapeutics plasma business, which was our historical core business, effective December 28, 2003. We acquired Upstate Group, Inc. in October 2004 as the latest step in our strategic redirection.

The Upstate acquisition reinforces and expands our relationships within the life sciences research market and provides us with a leading platform in the drug screening and target validation segments of this market. Upstate is a leading supplier of tools for kinase research and a leading provider of drug discovery services to pharmaceutical companies seeking to develop drugs based on kinase biology. As a result of our strategic redirection, we believe we are well positioned to take advantage of the strong growth potential of the markets in which we compete.

Our markets

We compete primarily in the life sciences research and biomanufacturing markets. We also compete in a niche segment of the diagnostics market. The principal end users in the life sciences research market are academic and institutional research laboratories, as well as research departments at both biotechnology and pharmaceutical companies. The research laboratories and departments include those operated by universities, medical research centers and governmental institutions where researchers typically conduct small scale experiments in basic molecular and cellular biology. The other principal laboratories in this market are operated by biotechnology and pharmaceutical companies in which researchers conduct small scale experiments and large scale operations, such as drug screening and target validation, and typically have a commercial focus.

We acquired Upstate in order to enter the drug screening and drug target validation segment of the life sciences research market. This segment consists of developers of therapeutic agents that conduct screening and target validation to determine the efficacy of a particular agent against a particular biological process. The market for drug screening and drug target validation products and services has grown significantly. We believe the market will continue to experience significant growth as researchers discover new potential therapeutic agents and new biological processes against which to screen them. New drug development requires a significant investment of time and money. As a result, we expect drug researchers will increase outsourcing of the drug screening and drug validation processes.

The biomanufacturing market consists of biotechnology and pharmaceutical companies that use cell culture products to grow mammalian or insect cells for either research or production of commercial quantities of proteins. Cell culture products include sera, media and supplements. As the number of biological therapeutic drugs increases, we expect the demand for cell culture products and services to increase.

We also compete in the blood typing segment of the diagnostics market. This market segment consists of blood banks and hospital transfusion services that use monoclonal antibodies to assure blood-type compatibility.

Our segments

We are organized into three operating segments: research, cell culture and diagnostics.

Research.    We sell a broad range of research products, including specialty reagents, kits, antibodies and molecular biology tools, to research customers working in the areas of neuroscience, infectious disease, oncology, stem cells and cell signaling. We are also a leading supplier of monoclonal antibodies, conjugates, antibody blends and molecular biology-based detection kits for use in diagnostic laboratories. As a result of our acquisition of Upstate, we are one of the leading suppliers of tools for kinase research and one of the leading providers of drug discovery services to pharmaceutical companies targeting kinase biology-based drugs. We market our research products under our Chemicon™ and Upstate™ brand names.

Cell Culture.    We sell a variety of cell culture products, including highly purified proteins and tissue culture media components. These products are used primarily by biopharmaceutical and biotechnology companies as nutrient additives in cell culture media. Our most significant product within the cell culture segment is EX-CYTE®, a patented serum-free solution of cholesterol, lipoproteins and fatty acids. EX-CYTE® is used, in combination with other cell culture supplements, to reduce or replace animal serum in cell culture processes. We believe that EX-CYTE® is superior to animal serum because it is less expensive and significantly reduces the risk of bovine contaminants, such as bovine spongiform encephalitis, or mad-cow disease. As a result of these advantages, EX-CYTE® was the single largest branded product in the serum-free marketplace, in terms of revenue, in 2002 and 2003 and the first nine months of 2004. We also provide a range of serum-based products in this segment, including bovine serum albumin, for which we are the world's leading supplier, and fetal bovine serum. We also sell recombinant human insulin to our cell culture products customers for use as a media supplement. In addition, we provide contract research services to our cell culture products customers in the areas of cell-line optimization and media formulation.

Diagnostics.    Our diagnostics products segment manufactures monoclonal antibodies that are used in products such as blood typing reagents and in controls for diagnostic tests for certain infectious diseases. Our products are made with over 50 cell lines and comprise the world's most comprehensive range of commercially available human monoclonal antibodies for blood grouping.

Our strategy

Our primary business strategies are to:

Focus on High Value Products and Complementary Services.    We develop value-added products by:

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Obtaining intellectual property protection for our products. As a result of our efforts to increase our intellectual property portfolio, over 50% of our revenues in fiscal 2003 were derived from products that are licensed, patented or proprietary in nature. We expect to accelerate our research and our new product development efforts by targeting research and development spending at 10% of our gross revenues. We will continue to seek intellectual property protection for new products as we determine to be appropriate.

•
Focusing on the provision of services to our customers as a means of adding value to our products. For example, our acquisition of Upstate now enables us to provide a broad range of drug discovery and screening services. We intend to expand our offerings to include services using our other research reagents, such as our range of recently introduced genome protein coupled receptors. In addition, our custom research services operation offers cell-line optimization services to customers of our cell culture products. Such services include development of custom cell culture media designed for the customer's specific applications.

•
Actively in-licensing new technologies from academic and government institutions, as well as biotechnology and pharmaceutical companies. We use licensed technologies to create new products, including high value kits, many of which address bottlenecks in the research or drug discovery laboratories.

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Packaging combinations of products into kits and combining our cell culture products into formulations designed to optimize growth of specified cell lines.

Promote Organic Growth.    We maintain a strong focus on internal product innovation and organic growth. We employ a rigorous new product development process that resulted in the introduction of over 600 new research products during 2003. Our average first-year revenue from new products introduced in 2003 increased by approximately 61% over average first-year revenue from products introduced in 2002. In addition, Upstate introduced over 700 research products during the same period. Our new product development teams work with our research and development personnel to identify licensing opportunities that could result in new products. In our cell culture products and services segment, we devote considerable research and development efforts to the development of unique cell culture supplement formulations. EX-CYTE® has been incorporated into the manufacturing protocol of four FDA-approved biological drugs and is currently being investigated for use in over 40 biological therapeutics currently in phase I through phase III development. In addition, we have implemented evaluation programs to encourage new and existing customers to test EX-CYTE® in product development activities. During the first six months of 2004, approximately 300 new evaluations using EX-CYTE® were launched.

Continue Margin Improvement.    We focus on margin improvement by:

•
Creating incentives for our sales force to concentrate on sales of higher margin products and removing low margin products from our offerings.

•
Implementing shared best practices across all of our lines of business, particularly in the areas of manufacturing and quality control. For example, we implemented a lean manufacturing initiative in our cell culture products and services segment in fiscal 2003 to target cost reductions. Cost reduction programs include improving several manufacturing processes to reduce cycle times, reducing the cost of raw materials through improved vendor relationships, streamlining spare parts and materials purchasing procedures and streamlining quality control testing procedures.

•
Implementing more stringent quality controls. By implementing such controls, we reduced the number of defective lots of diagnostic products and cell culture supplement products during fiscal 2003.

We believe the Upstate acquisition will create additional opportunities for revenue growth and margin improvement. For example, we expect to be able to increase revenue through increased utilization of our sales forces and cross-selling opportunities, reduce administrative expenses in our research products business by eliminating duplicate functions and facilities and use our existing sales force to supplant Upstate's network of third-party distributors.

Enter into Strategic Acquisitions.    We seek to make selective acquisitions of other companies with products and technologies, trusted brand names, strong market positions and strong intellectual property positions that complement our existing business lines. Our focus is primarily on acquisitions in the research products and services segment, where only a handful of companies generate in excess of $50 million in annual revenues.

Corporate information

We are a Delaware corporation incorporated in 1994. Our principal executive offices are located at 5655 Spalding Drive, Norcross, Georgia 30092, and our telephone number is (678) 728-2000. We maintain a website at www.serologicals.com. The reference to our website does not constitute incorporation by reference of the information contained at the website.

The offering

Shares of common stock offered by the selling stockholders: 4,333,315 shares

Use of proceeds

We will not receive any proceeds from the sale of the shares of common stock offered by the selling stockholders. See "Use of Proceeds."

Risk factors

You should consider the following risk factors, in addition to the other information contained in this prospectus and the documents incorporated by reference in this prospectus, in evaluating us, our business and an investment in our securities. Any of the following risks could seriously harm our business and financial results and cause the value of our common stock to decline, which in turn could cause you to lose all or part of your investment.

Risks relating to our business

If we are unable to implement our growth strategy, the price of our securities may be adversely affected.

Our growth strategy is to increase our sales and profitability by increasing our rate of growth. We have historically achieved, and intend to continue to achieve, our growth primarily through the acquisition or internal development of new product lines, the expansion of our customer base and the addition of new businesses. However, we cannot guarantee that we will continue to expand successfully or that growth or expansion will result in continued profitability. Our ability to implement our growth strategy will depend upon a variety of factors that are not entirely within our control, including:

•
our ability to develop new products internally;

•
our ability to make profitable acquisitions;

•
integration of acquired companies and facilities into existing operations;

•
hiring, training and retention of qualified personnel;

•
establishment of new relationships or expansion of existing relationships with customers and suppliers; and

•
availability of capital.

Our growth strategy includes growth by acquisitions. We compete for acquisition opportunities with companies that have significantly greater financial resources than we have. Therefore, there is a risk that we may be unable to complete an acquisition that we believe could be important to our growth strategy because one of our competitors may be willing to pay more for a potential acquisition candidate or may be able to use its financial resources to acquire a potential acquisition candidate before we are able to obtain financing.

We face considerable business and financial risks in our acquisition of Upstate Group, Inc.

On October 14, 2004, we completed the acquisition of Upstate Group, Inc., a privately held company based in Charlottesville, Virginia, for $205 million. The acquisition of Upstate required a substantial expenditure and involves substantial risks on our part. For a variety of reasons, we cannot assure you that the acquisition of Upstate will produce the revenues, earnings or business synergies that we anticipate, or that it will perform as expected. The reasons for our uncertainty include:

•
potential difficulties in the integration of Upstate's operations, technologies, products and personnel;

•
potential loss of key employees;

•
potential diversion of management's attention away from other business concerns; and

•
potential unanticipated expenses of any undisclosed or potential legal liabilities of Upstate.

Any one or a combination of these factors may cause our revenues or earnings to decline. Furthermore, despite the strong growth Upstate demonstrated as an independent company prior to the acquisition, we cannot be sure that the business will continue to have strong growth after the acquisition.

If we implement our growth strategy but are unable to manage our growth, our sales and profitability might be adversely affected.

The implementation of our growth strategy may place additional demands on our administrative, operational and financial resources and increase the demands on our financial systems and controls. Our ability to manage our growth successfully may require us to continue to improve and expand these resources, systems and controls. If our management is unable to manage growth effectively, our operating results could be adversely affected. If we are unable to manage our growth, the price of our common stock may be adversely affected.

We may not be able to raise the additional capital necessary to implement our growth strategy.

Our growth strategy requires that we make expenditures in connection with new products and the acquisition of other companies. Although we believe we have sufficient resources to finance these expenditures, we may be required to seek additional sources of financing, which may include issuing additional debt or equity securities during the next year to finance potential acquisitions. We cannot predict the amount of our expenditures in connection with our growth strategy because opportunities for implementing our growth strategy arise unexpectedly. This is particularly the case for acquisition opportunities. In the past, when an acquisition opportunity arose, we were required to obtain financing simultaneously with our negotiation of the terms of the acquisition. Our dependence on additional financing may place us at a disadvantage in competing for acquisitions. When a future acquisition opportunity arises, we will be required to evaluate the sources of financing, which may be limited on short notice, and the terms of the financing available at the time. If we cannot find financing on acceptable terms, we may be unable to make the acquisition.

Our competitors may increase the sales of their products in a way that results in decreased sales of our products and our loss of market share.

The markets for many of our products, particularly our research products, are very competitive and price sensitive. The following companies are our most significant competitors:

•
Amersham plc

•
Apogent Technologies, Inc.

•
Beckman Coulter, Inc.

•
Bio-Rad Laboratories, Inc.

•
Cambrex Corporation

•
CSL Limited

•
Fisher Scientific International, Inc.

•
Invitrogen Corporation

•
Merck KgaA

•
Millipore Corporation

•
Qiagen N.V.

•
Sigma-Aldrich Corp

•
Techne Corporation

Some of our competitors have significant financial, operational, sales and marketing resources, and significant experience in research and development. Our competitors may develop new technologies that compete with our products or render our products obsolete. If a competitor develops superior technology or cost-effective alternatives to our products, our business, operating results and financial condition could be negatively impacted. In addition, demand for our products may weaken due to reduction in research and development budgets, loss of distributors and other factors identified in this prospectus, which could have an adverse effect on our financial condition. We believe that customers in our markets display a significant amount of loyalty to their initial supplier of a particular product. Therefore, it may be difficult to generate sales to potential customers who have purchased products from competitors. To the extent we are unable to be the first to develop and supply new products, our competitive position may suffer. We intend to compete in our industry by leveraging and expanding upon our business and operational structure. Among other things, we intend to leverage our expanded sales and marketing structure, to expand our investment in research and development and to continue to evaluate acquisitions of businesses and technologies that will further accelerate our growth in both revenue and profitability. However, we cannot assure you that our plans will be successful or that we will be able to maintain or increase our market share.

If our supply of bovine serum or human recombinant insulin is interrupted or if the price of such materials increases and we are unable to pass the increases to our customers, our cell culture business would be materially adversely affected.

Our cell culture business relies on the continued availability of bovine serum, which is the raw material from which our EX-CYTE® product is derived and which is a component used in the manufacture of other cell culture products, and of human recombinant insulin, which we distribute to our cell-culture-product customers. The availability and price of bovine serum has been affected by scares or outbreaks of disease or similar health concerns or perceptions about the safety of bovine serum, government regulation and trade restrictions. Cows afflicted with bovine spongiform encephalopathy ("BSE," commonly referred to as "mad cow disease") were discovered in Canada and the northwestern United States in 2003. These animals were the first known cases of mad cow disease in North America. The discovery of mad cow disease in North America caused disruptions in the production and sales of some of our cell culture products. As a result of both discoveries, we were forced to close our Canadian manufacturing facility for a period of time and to delay shipments of inventory to a number of international customers due to foreign government regulations. We were also unable to import raw material sourced in the United States into Canada and vice versa for a period of time following the discovery of BSE in each country. Similar scares or actual outbreaks of disease could have a material adverse effect on our business, results of operations and financial condition.

We now obtain all the bovine serum we use to manufacture our cell culture products from a single privately held abattoir located in Illinois. If we are unable to obtain bovine serum from our existing supplier because of a future outbreak of BSE, we will contact other suppliers and attempt to find a source of supply in one of the few countries that are believed to be free from BSE. We have not arranged a source of supply from a source in one of these countries and do not know that we will be able to do so. If we cannot find another source, our cell culture products business will be materially adversely affected.

We obtain the human recombinant insulin that we distribute to our cell-culture-supplement customers from Novo Nordisk A/S, a company based in Denmark. We entered into a three-year contract with this supplier early in fiscal 2004. We do not have an alternate source of supply for human recombinant insulin. We do not believe that we could readily obtain another source of human recombinant insulin if our supply from Novo Nordisk A/S were interrupted. If our supply were interrupted, our cell culture business and our results of operations would be materially adversely affected.

Our EX-CYTE® product sales are driven by market demand for therapeutic drugs that we do not manufacture or sell. If such drugs are not commercially successful, the companies that manufacture them will not purchase EX-CYTE®, and our results of operations may be materially adversely affected.

EX-CYTE® is our most significant product within our cell culture segment. The majority of our sales of EX-CYTE® are to companies with approved, marketed drugs, or with drugs in advanced phases of clinical trials. Reduced demand or acceptance, or delays or denial of approval of the underlying pharmaceutical product could adversely impact the demand for EX-CYTE® and adversely affect our results of operations.

Demand for EX-CYTE® has been flat for the past three years. As a result, the demand is substantially lower than we forecast when we decided to construct our new manufacturing facility in Lawrence, Kansas. If we were to commence operations as originally planned at our new plant, our capacity to manufacture the product would exceed current demand. To address this situation, we may decide to delay the commencement of commercial production of EX-CYTE® at our Lawrence plant or otherwise evaluate how to efficiently manage capacity at both our Lawrence and Kankakee, Illinois facilities. We will re-evaluate demand for the product during 2005. There is a risk that we could be required to record an impairment charge with respect to our investment in the plant. The charge could have a material adverse effect on our business, results of operations and financial condition.

Violation of government regulations or voluntary quality programs could result in loss of sales and customers and additional expense to attain compliance.

The facilities we use in our cell culture and diagnostic products segments are subject to extensive regulation by the Food and Drug Administration, or FDA, primarily through the requirements of the Public Health Service Act and the Food, Drug and Cosmetic Act, and similar governmental bodies in other countries. New facilities, products and operating procedures also must be approved by the FDA and/or similar governmental bodies in other countries. Our facilities are also subject to periodic inspection by the FDA and other similar governmental bodies to ensure their compliance with applicable laws and regulations. Failure to comply with these laws and regulations can lead to sanctions by the governmental bodies, such as written observations of deficiencies made following inspections, warning letters, product recalls, fines, product seizures and consent decrees, which would be made available to the public. Such actions and publicity could affect our ability to sell our products. In the past, we have received notifications and warning letters from the FDA relating to deficiencies in our compliance with FDA requirements. We were required to take measures to respond to the deficiencies. There can be no assurance that the FDA will not request that we take additional steps to correct these deficiencies or other deficiencies in compliance raised by the FDA in the future. Correction of any such deficiencies could have a material adverse affect on our business.

We are also indirectly held accountable for complying with some of the regulations to which our customers are subject, even though we are not the regulated entity. For example, some of our customers use our products in the manufacturing process for their drug and medical device products. Such products are regulated by the FDA under the FDA's quality system regulations, or QSR. Although the customer is ultimately responsible for QSR compliance for their products, the customers expect that the materials we sell to them will meet QSR requirements. We could lose sales and customers, and incur products liability claims, if our products do not meet QSR requirements, to the extent applicable. In this regard, during 2002 and 2003, we experienced a delay in demonstrating to our customers' satisfaction that our Toronto manufacturing facility complied with their QSR requirements. This delay resulted in lost sales and increased costs during fiscal 2002 and 2003. We are beginning the process of demonstrating QSR compliance of our new manufacturing facility in Lawrence, Kansas to our customers. Delays in their acceptance of our plant could cause lost sales and increased costs.

We are subject to United States Department of Agriculture regulations and various foreign regulations for the sourcing, manufacturing and distribution of animal based proteins. Our failure to comply with these requirements could negatively impact our business and potentially cause the loss of customers and sales. ISO 9000:2000 quality standards are an internationally recognized set of voluntary quality standards that require compliance with a variety of quality requirements somewhat similar to the QSR requirements. The operations of our cell culture manufacturing facilities, as well as our manufacturing facility in Scotland and our research products facilities in California, Australia and the United Kingdom, are registered under the ISO standards. Failure to comply with this voluntary standard can lead to observations of non-compliance or even suspension of ISO certification by the certifying unit. Loss of ISO certification could cause some customers to purchase products from other suppliers.

Our research and development efforts for new products may be unsuccessful.

We incur research and development expenses to develop new products and technologies. There can be no assurance that any of these products or technologies will be successfully developed or that, if developed, will be commercially successful. If we are unable to develop commercialized products from our research and development efforts or we are unable or unwilling to allocate amounts beyond our currently anticipated research and development investment, we could lose our entire investment in these new products and technologies.

If we are not able to identify new licensing opportunities or to enter into licenses for new products on acceptable terms, we may be unable to offer new products, which would adversely affect our results of operations.

A component of our business strategy is to increase the number of products we offer by licensing products developed by other biotechnology companies or academic research laboratories. We attempt to market such products to our customers. Often, we attempt to improve the licensed products using our technologies. Therefore, we depend on the success of our licensing efforts for a portion of our new products. There can be no assurance that our licensing efforts will be successful.

We license technology that enables us to access proprietary biological materials that we use to manufacture our products. Some of the licenses do not provide guarantees that we will have all legal rights to sell products that are derived from the licensed technology. Therefore, we may be prevented from selling products produced with the licensed biological materials because of competing technologies owned by others, including patented technologies. If our products are found by a court to infringe intellectual property rights of a third party, we may be prevented from practicing that technology. Moreover, if found by a court to infringe the patent of the third party, we may be liable for compensatory damages, treble damages and attorney's fees and subject to a royalty obligation or enjoined from practicing the technology altogether, notwithstanding the license from the licensor. Although we attempt to obtain indemnification from our licensors, we do not always receive indemnification against third party claims of patent infringement. In the ordinary course of business, we receive notices alleging that one or more of our approximately 7,000 research products violates a patent or other intellectual property right. Although we have not in the past incurred material liabilities as a result of infringement claims with respect to our research products, we have no assurance that we will not incur material liability as a result of an infringement claim in the future, which could materially adversely affect our results of operations.

If we fail to introduce new products, or our new products are not accepted by potential customers, we may lose market share.

Our research products business is highly dependent on frequent new product introductions. Our future success will depend in part on continuous, timely development and introduction of new products that address evolving market requirements. To the extent we fail to introduce new and innovative products, we may lose market share to our competitors, which could be difficult to regain. Any inability to develop and introduce new products successfully could reduce our growth rate or damage our business.

If we do not protect our intellectual property, our business could be materially adversely affected.

Many of our current products are not protected by patents that we own or license. We attempt to protect these products by maintaining our intellectual property related to them as trade secrets. Our products that are not patented may be susceptible to reverse engineering or parallel development efforts and sales by our competitors. We attempt to protect our trade secrets by entering into confidentiality agreements with third parties, our employees and consultants. However, these agreements can be breached and, if they are, there may not be an adequate remedy available to us. If our trade secrets become known we may lose our competitive position. To prevent competitors from using technologies and trademarks in which we hold intellectual property rights, it may be necessary for us to litigate against those competitors. Any litigation could result in substantial expense, may distract our management, and may not adequately protect the proprietary technologies and trademarks. Furthermore, litigation may result in a finding of invalidity and unenforceability of our intellectual property rights. In any case in which we are unable to protect our proprietary technologies and trademarks, we may be subject to increased competition, resulting in lost sales and reduced profits, and even discontinuance of or non-entry into a product line. Our patents have a limited term.

As of August 2004, we owned approximately 60 patents and had approximately 24 patent applications pending, most of which relate to our research products business. Our issued patents expire at various dates through October 2020. Several of our patents are on EX-CYTE®, which is our most important cell culture product. We have also obtained a federal trademark registration on the name of the product. One patent on the process used to make EX-CYTE® expires in October 2006 in the United States and in April 2006 in Europe and Japan. Other patents associated with the process for making EX-CYTE® expire in 2012 and beyond. After the expiration of our process patents on EX-CYTE®, other companies could produce products similar to EX-CYTE® using our process. If other companies did so, sales of EX-CYTE® could be materially adversely affected. We believe that our intellectual property protection with respect to EX-CYTE® is material to our business. We do not believe that any of our other patents is material to our business.

As of August 2004, we had approximately 400 licenses from others and we had approximately 100 licenses to others. Most of our licenses from others relate to our research products business. The licenses from others typically cover patents or biological materials, such as cell lines, that we use to develop new products. Most of them are for fixed terms with options for renewal. No single license is material to our business.

In the ordinary course of business we receive notices alleging that one or more of our products may violate the intellectual property rights of others. Although we have not in the past incurred material liabilities as a result of such infringement claims, we have no assurance that we will not incur material liability as a result of an infringement claim in the future, which could materially adversely affect our business.

All of our current employees are required to sign confidentiality and non-disclosure agreements. The agreements restrict the ability of our employees to disclose proprietary company data without our prior permission. We enforce these agreements when appropriate. However, if one of our current or former employees discloses proprietary company data in violation of these agreements, our business could be materially adversely affected.

Reduction or delays in research and development budgets and in government funding may negatively impact sales in our research products segments.

Our customers include researchers at pharmaceutical and biotechnology companies, academic institutions and government and private laboratories. A significant portion of the sales of our research products business is to researchers, universities, government laboratories and private foundations whose funding is dependent upon grants from government agencies such as the U.S. National Institutes of Health and similar domestic and international agencies. Fluctuations in the research and development budgets of these researchers and their organizations could affect the demand for our research products. Research and development budgets fluctuate due to numerous factors that are outside our control and are difficult to predict, including changes in available resources, spending priorities and institutional budgetary policies.

We rely on international sales, which are subject to additional risks.

International sales accounted for approximately 36% of our revenues in fiscal 2003, 54% of our revenues in fiscal 2002 and 48% of our revenues in fiscal 2001. International sales can be subject to many inherent risks that are difficult or impossible for us to predict or control, including:

•
unexpected changes in regulatory requirements and tariffs;

•
difficulties and costs associated with staffing and managing foreign operations, including foreign distributor relationships;

•
longer accounts receivable collection cycles in certain foreign countries;

•
adverse economic or political changes;

•
unexpected changes in regulatory requirements;

•
more limited protection for intellectual property in some countries;

•
changes in our international distribution network and direct sales force;

•
changes in currency exchange rates;

•
potential trade restrictions, exchange controls and import and export licensing requirements; and

•
potentially adverse tax consequences of overlapping tax structures.

Each of these risks might impact our cash flow or impair our ability to borrow funds, which ultimately could affect our business, financial condition or operating results. We have not attempted to mitigate the risk of fluctuations in currency exchange rates by entering into hedging financial arrangements. We have not entered into foreign exchange hedging financial arrangements because the foreign sales of our research products segment, which are frequently denominated in foreign currencies, tend to offset the U.S. sales of our diagnostics segment, which are frequently denominated in U.S. dollars. Therefore, we believe that the risk to our results of operations posed by fluctuations in foreign exchange rates does not currently warrant a hedging arrangement.

Litigation may harm our business or otherwise distract our management.

Substantial, complex or extended litigation could cause us to incur large expenditures and distract our management. For example, lawsuits by employees, stockholders, collaborators, distributors, competitors, customers, or end-users of our products or services, including liability claims and patent infringement based on our products and services, could be very costly and substantially disrupt our business. Disputes from time to time with such companies or individuals are not uncommon, and we cannot assure you that we will always be able to resolve such disputes out of court or on terms favorable to us. If we are sued for patent infringement, and a court agrees that we are infringing a third party patent, we may be forced to remove a product from the market or enter into a license agreement, which may not be available on reasonable terms, if at all. Further, in such a circumstance, we could be exposed to significant attorneys' fees and costs.

Compliance with environmental laws and regulations could adversely affect our results of operations.

We are subject to environmental laws and regulations governing the use of materials and chemicals used in our business. We use many chemicals that are classified as hazardous substances in our manufacturing operations, including organic solvents. We believe that our safety and environmental policies for handling and disposing of such materials comply with standards prescribed by state and federal agencies. There is a risk, however, that we might accidentally release a hazardous substance into the environment. In addition, we cannot assure you that laws, rules and regulations or enforcement policies that are more restrictive than those with which we now comply will not be adopted in the future. If so, we would be required to change our compliance programs, which could make compliance more expensive or otherwise adversely affect our results of operations.

Risks related to our securities

The market price of our stock is volatile. You could lose your entire investment in our securities.

The market price of our common stock has been subject to volatility. During 2002, the price of a share of our common stock ranged from $7.32 to $22.00. During 2003, the price ranged from $7.43 to $18.80. During the first three quarters of 2004, the closing price of our common stock ranged from $14.34 to $23.85 per share. In the future, the market price of our securities may fluctuate substantially due to a variety of factors, including:

•
quarterly fluctuations in our operating income and earnings per share results;

•
new product introductions by us or our competitors;

•
economic conditions;

•
disputes concerning patents or proprietary rights;

•
changes in earnings estimates and market growth rate projections by market research analysts;

•
sales of common stock by us or by existing holders, or the perception that such sales may occur;

•
loss of key personnel; and

•
securities class actions or other litigation.

The market price for our common stock may also be affected by our ability to meet analysts' expectations. Any failure to meet such expectations, even slightly, could have an adverse effect on the market price of our common stock. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to the operating performance of these companies. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against that company. If similar litigation were instituted against us, it could result in substantial costs and a diversion of our management's attention and resources, which could have an adverse effect on our business, results of operations and financial condition.

Our operating results may fluctuate in future periods, which could have a material adverse affect on the price of our securities.

The results of operations for any quarter are not necessarily indicative of results to be expected in future periods. Our operating results have in the past been, and will continue to be, subject to quarterly fluctuations as a result of a number of factors. These factors include:

•
the integration of people, operations and products from acquired businesses and technologies;

•
our ability to introduce new products successfully;

•
market acceptance of existing or new products and prices;

•
competitive product introductions;

•
changes in customer research budgets which are influenced by the timing of their research and commercialization efforts and their receipt of government grants;

•
our ability to manufacture our products efficiently;

•
our ability to control or adjust our research and development, marketing, sales and general and administrative expenses in response to changes in revenues; and

•
the timing of orders from distributors and mix of sales among distributors and our direct sales force.

Absence of dividends could reduce our attractiveness to investors.

Some investors favor companies that pay dividends, particularly in market downturns. We have never declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings for funding growth and, therefore, we do not currently anticipate paying cash dividends on our common stock. Furthermore, we are prohibited by the terms of our credit facility from paying dividends on our common stock. Investors who require dividend income should not invest in our common stock. An investment in our common stock will provide a return only if you are able to sell our common stock for more than you paid for it. We cannot guarantee that the price of our stock will increase. Stock prices are inherently unpredictable.

We may issue preferred stock the terms of which could adversely affect the voting power or value of our common stock.

Our certificate of incorporation authorizes us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such preferences, powers and relative, participating, optional and other rights, including preferences over our common stock respecting dividends and distributions, as our board of directors may determine. If we were to issue one or more classes or series of preferred stock, the terms thereof could adversely impact the voting power or value of our common stock. For example, we might afford holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of our common stock.

Provisions of our charter documents may have anti-takeover effects that could prevent a change in control.

Provisions of our certificate of incorporation, bylaws, and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders.

We may issue additional shares of common stock and thereby materially and adversely affect the price of our common stock.

We are not restricted from issuing additional common stock. If we issue additional shares of common stock, the price of our common stock may be materially and adversely affected.

Use of proceeds

We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders.

The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq National Market listing fees, if any, and fees and expenses of our counsel and our accountants.

We are registering the shares for sale to provide the selling stockholders with freely tradeable securities, but the registration of such shares does not necessarily mean that any of the shares will be offered or sold by the selling stockholders.

Selling stockholders

We issued the shares of common stock covered by this prospectus in a private placement on October 14, 2004 in connection with our acquisition of Upstate Group, Inc. The selling stockholders, including their transferees, pledgees, donees or their successors, may offer and sell the shares of our common stock covered by this prospectus.

The following table sets forth information with respect to the selling stockholders and the shares of our common stock beneficially owned by each selling stockholder that may be offered pursuant to this prospectus. The information is based solely on information provided by or on behalf of the following selling stockholders to us in a questionnaire and is as of the date specified by the stockholders in those questionnaires. From time to time the selling stockholders may hold other securities that we have issued.

Full Legal Name of Selling Stockholder	Shares of Serologicals Common Stock Owned Before the Offering	Percentage of shares of Common Stock Beneficially Owned Prior to Offering(1)	Shares of Serologicals Common Stock Owned After Completion of the Offering(2)	Percentage of shares of Common Stock Beneficially Owned After the Offering(1)

Advent Private Equity Fund II "A"(3)(4)	158,113	*	0	0
Advent Private Equity Fund II "B"(3)(4)	96,432	*	0	0
Advent Private Equity Fund II "C"(3)(4)	143,565	*	0	0
Advent Private Equity Fund II "D"(3)(4)	34,099	*	0	0
J. Mark Braughler	68,597	*	0	0
Glenn Joseph Dozier(5)	28,798	*	0	0
Healthcare Ventures V, L.P.(3)(6)	847,752	2.9	0	0
John Hopkinson III(7)	30,398	*	0	0
Ivy Foundation(8)	1,119,954	3.8	0	0
Molecular Devices Corporation(9)	866,235	2.9	0	0
Ian W. Ratcliffe(10)	85,812	*	0	0
Rho Management Trust II(3)(11)	94,188	*	0	0
Riggs Capital Partners, LLC(3)(12)	92,457	*	0	0
Truman T. Semans(13)	26,942	*	0	0
Sheridan G. Snyder(14)	639,973	2.2	0	0
Totals	4,333,315	14.6	0	0

*
Less than one percent.

(1)
Each beneficial owner listed in the table has both voting and investment power over the applicable shares unless otherwise indicated. The amounts and percentages of common stock beneficially owned prior to this offering have been calculated in accordance with applicable SEC regulations. These regulations require shares underlying stock options or warrants to be considered outstanding (solely for purposes of calculating the relevant holder's percentage) if they are issuable within 60 days of October 21, 2004. The percentages of beneficial ownership are based on an aggregate of 29,604,970 shares of our Common Stock outstanding as of November 8, 2004.

(2)
We do not know when or in what amounts a selling stockholder may offer the shares for sale. The selling stockholders might not sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

(3)
This selling stockholder includes any of its limited partners or members, as the case may be, who receive shares of our common stock in a distribution by the selling stockholder.

(4)
Advent Limited is the investment manager for this stockholder. Such investment manager exercises sole voting and dispositive power over the shares offered by such stockholder pursuant to this prospectus. Advent Limited is a limited company that is owned by Advent Venture Partners LLP. The partners of Advent Venture Partners LLP are Sir David James Scott Cooksey, Jerry Christopher Benjamin, William Harold Neil Pearce, Nicholas John Teasdale, David Cheesman, Peter Anthony Baines, Martin Alexander McNair, Patrick Pak-Tin Lee, Leslie Ian Gabb, Mohamed Shahzad Ahmed Malik, Jeryl Christine Andrew and James Anthony McNaught-Davis.

(5)
This stockholder provides transition services to us in connection with our integration of Upstate. Prior to our acquisition of Upstate, he was the Executive Vice President, Finance, Treasurer and Chief Financial Officer of Upstate.

(6)
The general partner of this stockholder is HealthCare Partners V, L.P. ("HCPV"). The general partners of HCPV exercise shared voting and dispositive power over the shares offered by this stockholder pursuant to this prospectus. The general partners of HCPV are James H. Cavanaugh, William W. Crouse, Augustine Lawlor, John W. Littlechild, Christopher K. Mirabelli and Harold R. Werner.

(7)
We entered into an employment agreement with this stockholder pursuant to which he serves as Vice President and General Manger of the Lake Placid operations of Upstate. This stockholder also entered into a non-competition agreement with us in connection with our acquisition of Upstate. Prior to our acquisition of Upstate, he was the Chief Operating Officer of Upstate USA, Inc., a subsidiary of Upstate.

(8)
Mr. William C. Battle, Chairman of the Board of Trustees of this stockholder, exercises voting and/or dispositive power over the shares offered by such stockholder pursuant to this prospectus.

(9)
This stockholder is a public company.

(10)
We entered into an employment agreement with this stockholder pursuant to which he serves as a Vice President of the Company and as President of Upstate. The employment agreement became effective upon our acquisition of Upstate. This stockholder also entered into a non-competition agreement and a change in control executive severance agreement with us in connection with our acquisition of Upstate. Prior to our acquisition of Upstate, he was the President, Chief Operating Officer and Secretary of Upstate.

(11)
Rho Capital Partners, Inc. is the investment manager for this stockholder. Such investment manager exercises sole voting and dispositive power over the shares offered by such stockholder pursuant to this prospectus. Messrs. Habib Kairouz, Mark Leschly and Joshua Ruch are the sole stockholders of Rho Capital Partners, Inc.

(12)
Riggs National Corporation, a public company, is the managing member of this stockholder.

(13)
Prior to our acquisition of Upstate, this stockholder was a director of Upstate.

(14)
We entered into a consulting services agreement and a non-competition agreement with this stockholder in connection with our acquisition of Upstate. Prior to our acquisition of Upstate, he was the Chief Executive Officer and a director of Upstate.

Registration rights

        We entered into a registration rights agreement with the selling stockholders pursuant to which we have, at our cost, filed the shelf registration statement of which this prospectus is a part covering resales of the shares of our common stock we issued to the selling stockholders upon the consummation of our acquisition of Upstate pursuant to Rule 415 under the Securities Act. We have agreed to use our reasonable efforts to keep the registration statement continuously effective until the earlier of the second anniversary of the original date of issuance of the shares of our common stock to the selling stockholders and such time as the selling stockholders cease to own any of such shares.

We may suspend the effectiveness of the shelf registration statement or the use of the prospectus that is part of the shelf registration statement during specified periods under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. Any suspension period shall not exceed an aggregate of:

•
45 days in any three-month period; or

•
120 days for all periods in any 12-month period.

A holder who elects to sell securities pursuant to this prospectus will:

•
be required to be named as a selling stockholder in this prospectus;

•
be required to deliver a prospectus to purchasers;

•
be subject to the civil liability provisions under the Securities Act in connection with any sales; and

•
be subject to the provisions of the registration rights agreement, including indemnification provisions.

Under the registration rights agreement we will:

•
pay all expenses of the shelf registration statement;

•
provide each registered holder with copies of the prospectus;

•
notify holders when the shelf registration statement has become effective; and

•
take other reasonable actions as are required to permit unrestricted resales of the common stock issued upon the consummation of our acquisition of Upstate in accordance with the terms and conditions of the registration rights agreement.

This summary of the registration rights agreement is not complete and is subject to, and is qualified in its entirety by reference to, the registration rights agreement, which is incorporated by reference into the registration statement of which this prospectus forms a part.

Plan of distribution

We will not receive any of the proceeds of the sale of the shares of our common stock offered by this prospectus. The shares of our common stock may be offered and sold from time to time by the selling stockholders. The term "selling stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares of our common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions.

The selling stockholders may sell their shares by one or more of, or a combination of, the following methods:

•
purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•
ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•
block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•
an over-the-counter distribution in accordance with the rules of the Nasdaq National Market;

•
in privately negotiated transactions;

•
short sales;

•
agreements between broker-dealers and the selling stockholders to sell a specified number of shares at a stipulated price per share;

•
in options transactions; and

•
any other method permitted by applicable law.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares of our common stock, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the shares of our common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell the shares of our common stock short and redeliver the shares of our common stock to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the shares offered by this prospectus, which shares of our common stock such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge the shares of our common stock to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares of our common stock pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

In offering the shares of our common stock covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the shares of our common stock must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares of our common stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares of our common stock in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of shares of our common stock is made, if required, a prospectus supplement will be distributed that will set forth the number of shares of our common stock being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

Agents, underwriters or dealers may engage in transactions with or perform services for us in the ordinary course of business.

Pursuant to the registration rights agreement that is incorporated by reference into the registration statement of which this prospectus is a part, we have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act.

We have agreed to use our reasonable efforts to keep the registration statement continuously effective until the earlier of the second anniversary of the original date of issuance of the shares of our common stock to the selling stockholders and such time as the selling stockholders cease to own any of such shares.

Legal matters

        The validity of the shares of common stock offered by this prospectus will be passed upon for us by King & Spalding LLP.

Experts

The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 28, 2003 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Additional information

We file annual, quarterly and current reports and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. Please note that the SEC's website is included in this prospectus as an active textual reference only. The information contained on the SEC's website is not incorporated by reference into this prospectus and should not be considered to be part of this prospectus. You may also read and copy any document we file with the SEC at its public reference facility at 450 Fifth Street, N.W., Washington, D.C. 20459. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20459. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC's web site.

Incorporation of certain documents by reference

We "incorporate by reference" into this prospectus certain information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we subsequently file with the SEC will automatically update and supercede information in this prospectus and in our other filings with the SEC. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until all the shares offered by this prospectus have been sold and all conditions to the consummation of such sales have been satisfied (other than current reports furnished under Item 2.02, Item 7.01 or Item 9.01 of Form 8-K unless specifically incorporated by reference by us):

•
our annual report on Form 10-K for the fiscal year ended December 28, 2003, as amended by Amendment No. 1 to our annual report on Form 10-K/A filed on June 4, 2004;

•
our quarterly reports on Form 10-Q for the fiscal quarters ended March 28, 2004, June 27, 2004 and September 26, 2004;

•
our current reports on Form 8-K or 8-K/A filed on January 27, 2004; March 12, 2004; June 30, 2004, July 1, 2004, August 6, 2004, September 10, 2004 and October 20, 2004; and

•
the description of our common stock, par value $0.01 per share, which is contained in a Registration Statement on Form 8-A filed on May 17, 1995 pursuant to Section 12(g) of the Exchange Act.

You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing or calling us at the following address: Serologicals Corporation, 5655 Spalding Drive, Norcross, Georgia 30092, Tel. (678) 728-2000, Attention: Corporate Secretary.

1,362,860 Shares

Common Stock

Prospectus supplement

JPMorgan

                   Banc of America Securities LLC

                                                   Pacific Growth Equities, LLC

                    , 2004

You should only rely on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We are offering to sell, and seeking offers to buy, common stock only in jurisdictions where offers and sales are permitted. The information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the respective dates of this prospective supplement and the accompanying prospectus, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of our common stock.

QuickLinks

About this prospectus supplement
Prospectus supplement summary
The offering
The concurrent offering
Summary financial data
Forward-looking statements
Use of proceeds
Price range of common stock and dividend policy
Capitalization
Unaudited pro forma combined financial information
Selling stockholders
U.S. federal tax considerations to non-U.S. holders
Underwriting
Legal matters
Experts

Forward-looking statements
Summary
Risk factors
Use of proceeds
Selling stockholders
Plan of distribution
Legal matters
Experts
Additional information
Incorporation of certain documents by reference